Exhibit 10.2

EXECUTION COPY

Cdn.$850,000,000

CREDIT AGREEMENT

dated as of December 29, 2006

Among

CASCADES INC.
CASCADES USA INC.
CASCADES EUROPE SAS
CASCADES ARNSBERG GMBH
(as Borrowers)

- and —

NATIONAL BANK FINANCIAL INC.
SCOTIA CAPITAL
CIBC WORLD MARKETS
(as Co-Lead Arrangers and Joint Bookrunners)

- and —

NATIONAL BANK OF CANADA
THE BANK OF NOVA SCOTIA
(as Co-Administrative Agents)

- and —

CIBC WORLD MARKETS
(as Syndication Agent)

- and —

CAISSE CENTRALE DESJARDINS
(as Documentation Agent)

- and —

THE LENDERS
FROM TIME TO TIME PARTY HERETO

MCCARTHY TÉTRAULT LLP

5 - Letters of Credit		24

5.1	Availability	24
5.2	Maturity of Letters of Credit	24
5.3	Borrowings	24
5.4	Payments under Letters of Credit	25
5.5	Currency Conversion	25
5.6	Indemnity	25
5.7	I.C.C. Rules	25

6 - Fees And Interest		26

6.1	Commitment and Agency Fees	26
6.2	Letter of Credit Fees	26
6.3	Administrative Charges with respect to Letters of Credit	26
6.4	Standby Fee	26
6.5	Acceptance Fees	26
6.6	Interest on Prime Rate Loans	27
6.7	Interest on US Base Rate Loans	27
6.8	Interest on European Loans	27
6.9	Interest on Libor Loans	27
6.10	Calculation of Interest Rates	27
6.11	Interest on Arrears	27

7 - Repayment, Prepayment and Reduction		28

7.1	Repayment of the Facilities	28
7.2	Mandatory Prepayments	28
7.3	Optional Prepayments	28
7.4	Exchange Rate Fluctuations	29
7.5	Reduction of the Revolving Facility	29

8 – Place of Payment, Currency and Taxes		29

8.1	Payments to the Agent	29
8.2	Manner of Payments	30
8.3	Currency	30
8.4	Judgment Currency	30
8.5	Payments Net of Taxes	30
8.6	Obligations of Lenders in respect of Taxes	31

9 - Conditions Precedent to Borrowings		31

9.1	Conditions Precedent to the Initial Borrowing	31
9.2	Conditions Precedent to all Borrowings	32
9.3	Waiver of Conditions Precedent	33
9.4	Termination of this Agreement	33

10 – Security		33

10.1	Guarantees	33
10.2	Security over Current Assets	33

10.3	Series 1 Charged Fixed Assets	33
10.4	Series 2 Charged Fixed Assets	34
10.5	Fixed Assets Valuation Report	35
10.6	Insurance	36
10.7	Security for Hedging Agreements	36
10.8	Validity and Contents of Security Documents	36
10.9	Exceptions for certain Credit Parties	37
10.10	Release of the Security	37

11 - Representations and Warranties		37

11.1	Corporate Existence and Capacity	37
11.2	Authorization and Validity	37
11.3	No Breach	38
11.4	Approvals	38
11.5	Compliance with Laws and Permits	38
11.6	Title to Assets	38
11.7	Litigation	38
11.8	No Default	38
11.9	Solvency	39
11.10	Taxes	39
11.11	ERISA and Pension Plans	39
11.12	Margin Stock Restrictions	39
11.13	Investment Company Act	39
11.14	Restriction on Payments	39
11.15	Corporate Structure and Location of Assets	39
11.16	Financial Statements and Fiscal Year	40
11.17	No Material Change	40
11.18	True and Complete Disclosure	40

12 - Affirmative Covenants		40

12.1	General Covenants	40
12.2	Use of Proceeds and Compliance with Indenture Limitations	41
12.3	USA Patriot Act	41
12.4	Further Assurances	42
12.5	Representations and Warranties	42

13 - Negative Covenants		42

13.1	Negative Pledge	42
13.2	Indebtedness	42
13.3	Limitations on Fundamental Changes	43
13.4	Investments	44
13.5	Distributions	45
13.6	Transactions with Related Parties	45

14 - Financial Ratios		45

14.1	Funded Debt to Capitalization Ratio	45
14.2	Interest Coverage Ratio	45

15 - Reporting Requirements		46

15.1	Annual Reporting	46
15.2	Quarterly Reports	46
15.3	ERISA	46
15.4	Reporting from Time to Time	47
15.5	Hedging Agreements, Securitization and Factoring	47

16 - Events of Default and Remedies		48

16.1	Events of Default	48
16.2	Remedies	49

17 - Equality Among Lenders		49

17.1	Distribution among Lenders	49
17.2	Other Security	49
17.3	Direct Payment to a Lender	50
17.4	Adjustments	50

18 - The Agent, the Co-Agent and The Lenders		50

18.1	Appointment of the Agent and the Co-Agent	50
18.2	Restrictions on the Powers of the Lenders	50
18.3	Security Documents	50
18.4	Action by the Agent or Co-Agent	51
18.5	Enforcement Measures	51
18.6	Indemnification	51
18.7	Reliance on Reports	51
18.8	Liability of the Agent or the Co-Agent	51
18.9	Liability of Lenders	51
18.10	Rights of the Agent or Co-Agent as Lender	52
18.11	Sharing of Information	52
18.12	Competition	52
18.13	Successor Agent or Co-Agent	52

19 - Decisions, Waivers and Amendments		53

19.1	Amendments and Waivers by the Majority Lenders	53
19.2	Amendments and Waivers by Unanimous Approval	53
19.3	Amendments relating to the Agents or an Issuing or Swingline Lender	53

20 - Miscellaneous		54

20.1	Books and Accounts	54
20.2	Determination	54
20.3	Prohibition on Assignment by Borrowers	54
20.4	Assignments and Participations	54
20.5	Designated Lenders	55
20.6	Notes	56
20.7	Costs and Expenses	56
20.8	No Waiver	56

20.9	Irrevocability of Notices of Borrowings	56
20.10	Set-off	56
20.11	Indemnification	57
20.12	Mitigation of costs	57
20.13	Corrections of Errors	58
20.14	Communications	58
20.15	Counterparts	58
20.16	Waiver of Jury Trial	58

21 - Notices		58

21.1	Sending of Notices	58
21.2	Receipt of Notices	58

SCHEDULE “ A ”		70

APPLICABLE MARGINS OR RATES		70

SCHEDULE “ B ”		72

LIST OF DESIGNATED SUBSIDIARIES		72

SCHEDULE “ C ”		74

NOTICE OF BORROWING [CONVERSION OR RENEWAL]		74

SCHEDULE “ D ”		75

COMPLIANCE CERTIFICATE		75

SCHEDULE “ E ”		76

BORROWING BASE REPORT		76

SCHEDULE “ F ”		77

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT		77

SCHEDULE “ G ”		81

ADDRESSES FOR NOTICE PURPOSES		81

v

CREDIT AGREEMENT

THIS AGREEMENT is made as of December 29, 2006 among CASCADES INC., a corporation incorporated under the laws of the province of Quebec (“Cascades”), CASCADES USA INC., a corporation incorporated under the laws of the State of Delaware (“Cascades US”), CASCADES EUROPE SAS, a corporation incorporated under the laws of France (“Cascades Europe”) and CASCADES ARNSBERG GMBH, a corporation incorporated under the laws of Germany (“Cascades Germany”) (each a “Borrower” and, collectively the “Borrowers”), THE BANK OF NOVA SCOTIA, a Canadian bank, as administrative agent and collateral agent (in such capacity, the “Agent”), National Bank of Canada, as co-administrative agent (in such capacity, the “Co-Agent”) and each of the financial institutions having executed this Agreement as a Lender.

Recitals

A.                                   The Borrowers have requested the Lenders to make available (i) to the Borrowers a 5-year revolving facility in a principal amount of $650,000,000, (ii) to Cascades a 6-month additional revolving facility in a principal amount of $100,000,000, and (iii) to Cascades a term loan in a principal amount of $100,000,000.

B.                                     Each of the Borrowers other than Cascades is a Subsidiary of Cascades.

C.                                     The Lenders are willing to make such credit facilities available to the Borrowers on the terms and subject to the conditions of this Agreement.

THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1 - Interpretation

1.1          Definitions

In this Agreement, unless the context otherwise requires, the following terms have the respective meanings set out below (and all such terms that are defined in the singular have the corresponding meaning in the plural and vice versa).

“Acceptance” means:

(a)                                  in respect of a Lender who is a bank that customarily accepts bankers’ acceptances, at such Lender’s discretion, either a depository bill subject to the Depository Bills and Notes Act (Canada) or a bill of exchange subject to the Bills of Exchange Act (Canada), in each case, drawn by Cascades on and accepted by such Lender; and

(b)                                 in respect of any other Lender, a promissory note bearing no interest, made by Cascades to such Lender;

“Additional Revolving Facility” means the credit facility made available to Cascades pursuant to Section 2.3;

“Additional Revolving Facility Maturity Date” means, June 29, 2007;

“Affiliate” means, with respect to a Person, any other Person that directly or indirectly Controls, or is Controlled by, or is under common Control with, that Person;

“Agent” means The Bank of Nova Scotia or any successor agent appointed pursuant to Section 18.13;

“Agent’s Office” means the administrative office of the Agent designated by the Agent from time to time as its administrative office for the purposes hereof, after notice to the Lenders;

“Applicable Margin (or Rate)” means a margin (or rate) determined in accordance with Schedule ”A”;

“Borrowing Base” means the amount (expressed in Dollars) determined by the Agent as being the sum of:

(a)                                  80% of the book value of the trade accounts receivable of the Credit Parties which are subject to the Security and are owed by customers located in Canada, the United States and Europe, but excluding accounts that have been outstanding for more than 90 days, accounts owed by Credit Parties, accounts subject to set-off, accounts in dispute and doubtful accounts, provided that,

(i)                                     such 80% percentage will be increased to 90% for accounts receivable fully insured by Export Development Canada or another credit insurer acceptable to the Majority Lenders but on the condition that the Agent will be loss payee under the related policy,

(ii)                                  if a Securitization or Factoring Program is in effect, the aggregate of the amounts determined pursuant to paragraphs (b), (c) and (d) below will be included in the Borrowing Base only up to 300% the amount determined under paragraph (a);

(b)                                 60% of the book value of the inventory of the Credit Parties which is subject to the Security and is located in Canada, the United States and Europe, but excluding work in process;

(c)                                  the lesser of $245,000,000 and 60% (rounded upwards to the next $5,000,000) of the market value of the fixed assets of the Credit Parties which are subject to the Security in accordance with Section 10.3; and

(d)                                 60% (rounded upwards to the next $5,000,000) of the lesser of 5% of Cascades’ Net Tangible Assets and the market value of the fixed assets of the Credit Parties which are subject to the Security in accordance with Section 10.4;

less the excess of (i) a reasonable estimate of the aggregate of all amounts owing to creditors (including governments) whose claims are secured or protected by a Lien capable of ranking pari passu with or prior to the Security with respect to such accounts receivables and inventory, over (ii) $10,000,000;

“Borrowings” means the Prime Rate Loans, the US Base Rate Loans, the Acceptances, the Libor Loans, the European Loans and the Letters of Credit;

“Branch of Account” means, with respect to any Facility or any Tranche of the Revolving Facility, a branch of a bank where the Agent has established an account for such Facility or such Tranche or the Term Loan, in each case as may be designated by the Agent from time to time as the applicable branch of account, after consultation with the applicable Borrowers, it being understood that unless otherwise agreed between the Agent and the Borrowers under Tranche C of the Revolving Facility, the Branch of Account for such Tranche will be located in Canada;

“Business Day” means a day on which banks are open for business in Montreal and in Toronto, excluding Saturday and Sunday; where such term is used in the context of a US Base Rate Loan, such day must also be a day on which banks are open for business in New York City (and in Paris in the case of a US Base Rate Loan under Tranche C) and where such term is used in the context of a Libor Loan or an European Loan, such day must also be a day on which banks are open for business in London, England, in Paris and in the city where the applicable Branch of Account is located;

“Cascades Indenture” means the indenture dated February 5, 2003 for the 7 1/4% notes due February 15, 2013 of Cascades, as amended and supplemented from time to time;

“CDOR Rate” means, for any day, the arithmetic average of the bankers’ acceptances discount rates of the Canadian banks for the applicable period which appear on the Reuter’s Screen CDOR Page at 10:00 a.m., or if such day is not a Business Day, then on the immediately preceding Business Day; provided however, that if such rates are not available, then the CDOR Rate for any day will be the bankers’ acceptances discount rate of the Agent for the applicable period as of 10:00 a.m. on such day, or if said day is not a Business Day, then on the immediately preceding Business Day;

“Co-Agent” means National Bank of Canada or any successor co-agent appointed pursuant to Section 18.13;

“Commitment” means, with respect to each Lender, its proportion (expressed as a percentage or as an amount, as the case may be) of the aggregate amount of the Facilities or, as the case may be, of any Facility or of any of Tranche A, Tranche B or Tranche C of the Revolving Facility, as specified opposite its name on the signature pages of this Agreement, subject however to any readjustment resulting from a reduction in the amount of any Facility, a change in the amount of any Tranche of the Revolving Facility or from an assignment of Commitment made pursuant to this Agreement;

“Control” (including any correlative term) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or trust interests, by contract or otherwise); without limiting the generality of the foregoing (i) a Person is deemed to Control a corporation if such Person (or such Person and its Affiliates) holds outstanding shares of the corporation carrying votes in sufficient number to elect a majority of the board of directors of the corporation, (ii) a Person is deemed to Control a partnership if such Person (or such Person and its Affiliates) holds more than 50% in value of the equity of the partnership, (iii) a Person is deemed to Control a trust if such Person (or such Person and its Affiliates) holds more than 50% in value of the beneficial interests in the trust, and (iv) a Person that controls another Person is deemed to Control any Person controlled by that other Person;

“Corporate Structure Chart” means the description of the corporate and capital structure of Cascades and its Subsidiaries as at the date hereof (but giving effect to the Transaction), as described in the chart dated as of the date of this Agreement delivered to the Agent and the Lenders prior to the execution of this Agreement;

“Credit Documents” means this Agreement, the Security Documents, any note issued pursuant to Section 20.6 and any other present and future document relating to any of the foregoing, in each case, as amended, supplemented or restated;

“Credit Parties” means each of the Borrowers and their Subsidiaries, but excluding (i) Persons in which investments are classified under GAAP as joint ventures or minority investments, and (ii) Metro Waste Paper Recovery Inc. and its Subsidiaries;

“Default” means any event or circumstance which constitutes an Event of Default or which, with the passage of time, the giving of a notice or both, would constitute an Event of Default;

“Designated Subsidiaries” means the Subsidiaries of Cascades (other than a Borrower) designated as Designated Subsidiaries pursuant to Section 1.2;

“Discount Rate” means on any day,

(a)                                  in respect of any Acceptance accepted by a Lender that is a Canadian Schedule I bank, the CDOR Rate on such day for the applicable period; and

(b)                                 in respect of any Acceptance to which clause (a) does not apply, the lesser of (x) the discount rate of such Lender in effect at or about 10:00 a.m. on the relevant date for bankers’ acceptances (or equivalent instruments if such Lender does not customarily accept bankers’ acceptances) of such Lender for a period comparable to the period of such Acceptance and (y) the CDOR Rate plus 0.10%, provided that for greater certainty such latter rate will apply to any Lender that does not have a discount rate as contemplated in (x);

“Discounted Proceeds” means, with respect to any issue of Acceptances, an amount (rounded to the nearest whole cent and with one-half of one cent being rounded up) calculated by multiplying:

(a)                                  the aggregate face amount of such Acceptances; by

(b)                                 the price, where the price is determined by dividing one by the sum of one plus the product of:

(i)                                     the Discount Rate applicable to such Acceptances (expressed as a decimal); and

(ii)                                  a fraction, the numerator of which is the number of days in the period of such Acceptances and the denominator of which is 365;

with the price as so determined being rounded up or down to the fifth decimal place and .000005 being rounded up;

“Distribution” means any payment in cash or in kind that provides an income (including interest or dividend) or a return on, or constitutes a distribution or redemption of, the equity or capital of a Person (other than by way of the issuance of new equity interests);

“Dollar” and the symbol $ mean lawful money of Canada;

“EBITDA” means, with respect to a Person, the net income of such Person for the rolling four-quarter period ending on the date that EBITDA is determined, plus the following items, to the extent such items have been deducted in calculating net income:

(a)                                  Interest Expense;

(b)                                 income taxes;

(c)                                  amortization and depreciation;

(d)                                 non-cash compensation expenses for grants of performance shares or stock options to the extent same are not redeemable for cash;

(e)                                  other non-cash items that do not represent an accrual of or reserve for cash expenditures in any future period;

provided that net income is calculated excluding:

(f)                                    the equity of such Person in the net income of any other Person that is not a Credit Party to the extent same has not been distributed in cash to such Person by way of Distributions; (it being understood that cash dividends received by such Person from non-Credit Parties in each case are included in the net income of such Person);

(g)                                 gains or losses arising from extraordinary, unusual or non-recurring items (including non-recurring items referred to in financial statements as “specific items”) or from the translation of any long-term debt payable in a foreign currency as well as unrealized gains or losses arising from Hedging Agreements;

(h)                                 non-cash items that will not result in the receipt of cash payments in any future period; and

(i)                                     the net income of any Subsidiary to the extent that the payment of Distributions of net income by that Subsidiary is not at the date of determination permitted (i) without prior governmental approval (that has not been obtained), or (ii) pursuant to the terms of its constitutive documents or any agreement, order, law or regulation applicable to such Subsidiary or its shareholders;

“Environmental Laws” shall mean all laws, rules and regulations, and any orders or legally binding policies, in each case as now or hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes;

“ERISA” means the Employee Retirement Income Security Act of 1974 of the United States, as amended from time to time;

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the US Revenue Code of which any Credit Party is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the US Revenue Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the US Revenue Code, described in Section 414(m) or (o) of the US Revenue Code of which any Credit Party is a member;

“European Loan” means a Loan denominated in Euros, Swedish Kronor or British Pounds and bearing interest at the European Rate, plus the Applicable Margin;

“European Rate” means, for any day, the annual rate of interest for deposits in Euros, Swedish Kronor or British Pounds (as applicable)  with a term of 30 days in the Paris, London or Stockholm (respectively) interbank market which is shown on the applicable Telerate page of the Telerate Service as of 11:00 a.m. (Paris, London or Stockholm time, as applicable) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day; provided however that if such rate is not available, then the European Rate for any day will be the rate announced by the Swingline Lender under Tranche C as being its rate for similar deposits then in effect on the relevant day, provided further that the Swingline Lender under Tranche C and the Borrowers concerned may agree on an alternate reference rate for the determination of the European Rate;

“Facilities” means the Revolving Facility, the Additional Revolving Facility and the Term Loan;

“Funded Debt” means, with respect to a Person, and without duplication, all obligations that under GAAP should be classified on such Person’s balance sheet as liabilities or to which reference should be made by footnotes thereto, (i) including, whether or not so classified, Guarantees and Liens granted in respect of Funded Debt of another Person, but (ii) excluding deferred taxes, minority interests, the settlement relating to Cascades Fine Papers, employees future benefits, the fair market value of and transitional deferred unrealized gains on financial derivative instruments, assets retirement obligations, deferred revenues, as well as trade accounts payable, obligations under operating leases and other accrued obligations incurred in the ordinary course of business, and also excluding Subordinated Debt;

“Funded Debt to Capitalization Ratio” means the ratio of Funded Debt to the sum of Funded Debt and shareholders’ equity (with shareholders’ equity being calculated excluding the impact of adjustments relating to pension fund liabilities resulting from any change in GAAP after the date hereof);

“GAAP” means generally accepted accounting principles in Canada or, where reference must be made to GAAP in relation to any Credit Party organized under the laws of the United States, generally accepted accounting principles in the United States, in each case, which are in effect from time to time;

“Guarantee” means any obligation, contingent or not, directly or indirectly guaranteeing any liability or indebtedness of any Person or protecting a creditor of such Person from a loss in respect of any such liability or indebtedness or having the same economic effect;

“Hedging Agreement” means any foreign exchange contract, interest rate hedging contract and any other financial contract or arrangement designed to protect a Credit Party against fluctuations in currencies, interest rates or commodities;

“Interest Coverage Ratio” means the ratio of EBITDA to Interest Expense for the period EBITDA has been calculated;

“Interest Expense” means, for any period, the aggregate amount of interest and other financing expenses during such period in each case determined in accordance with GAAP, but (i) including interest and other financing charges which have been capitalized, and (ii) excluding amortization of financing expenses, deferred gains or losses on the translation of any long-term debt payable in foreign currency or non-recurrent up front and financing costs, and (iii) also excluding unrealized gains or losses arising from Hedging Agreements;

“Issuing Lender” means, in respect of any Tranche, the Lender who is the Swingline Lender under such Tranche, provided that the Borrowers concerned will be entitled with the consent of the Agent and the Co-Agent to replace an Issuing Lender by another Lender who has a Commitment under the applicable Tranche and is willing to issue Letters of Credit;

“Lender” means each of the Persons having executed this Agreement as Lender and any other Person who becomes a Lender pursuant to an assignment or a designation made in accordance with Section 20.4 or Section 20.5;

“Letter of Credit” means a documentary or standby letter of credit or a letter of guarantee issued pursuant to this Agreement;

“Libor” means, with respect to any Libor Loan, the annual rate of interest determined by the Agent as being the rate (rounded upwards to the nearest multiple of 1/16%) for deposits in US Dollars or in Euros (as applicable) in the London interbank market which is shown on the applicable Telerate page of the Telerate Service as of 11:00 a.m. (London, England time) on the second Business Day prior to the commencement of the applicable Libor Loan and for a comparable period, or if such rate is not available, the average (rounded up to the nearest 1/16%) of the rates per annum which leading banks in the London interbank market offer to the Agent for placing deposits in U.S. Dollars or Euros (as applicable) at approximately 11:00 a.m. (London time) on the second Business Day prior to the commencement of the applicable Libor Loan and for a comparable period;

“Libor Loan” means a loan denominated in US Dollars or in Euros bearing interest at Libor for US Dollars or Euros, as applicable, plus the Applicable Margin;

“Lien” means any hypothec, security interest, mortgage, lien, right of preference, pledge, assignment by way of security or any other agreement or encumbrance of any nature that secures the performance of an obligation, and a Person is deemed to own subject to a Lien any property or assets that it has acquired or holds subject to the right of a vendor or lessor under any conditional sale agreement, capital or synthetic lease or similar agreement (other than an operating lease) relating to such property or assets;

“Majority Lenders” means any group of Lenders whose Commitments amount in the aggregate to at least 51% of the aggregate amount of the Facilities, provided that with respect to a matter which adversely affects the Lenders under a Facility differently from the Lenders generally, the Majority Lenders must also include Lenders whose Commitments amount in the aggregate to at least 51% of such Facility;

“Material Adverse Change” means any change, condition, event or occurrence which, when considered individually or together with other changes, conditions, events or occurrences, could reasonably be expected to have a Material Adverse Effect;

“Material Adverse Effect” means (i) a material adverse effect on the condition (financial or otherwise), business, operations, assets, liabilities (absolute or contingent) or prospects of the Credit Parties taken as a whole, (ii) a material adverse effect on the ability of Cascades or of the Credit Parties taken as a whole to perform their obligations under any Credit Document, or, (iii) a material impairment of the rights or remedies of the Lenders under any Credit Document;

“Material Contracts” means (i) the share purchase agreement dated December 29, 2006 entered into between Cascades, Domtar Inc. and Norampac Inc. relating to the purchase of the shares of Norampac Inc. held by Domtar Inc.; (ii) the winding-up agreement dated December 29, 2006 between Norampac Inc. and Cascades; and (iii) all agreements evidencing that Cascades has become the successor of Norampac Inc. under the Norampac Indenture;

“Net Tangible Assets” means, in respect of Cascades, total assets, after deducting current liabilities and non-controlling interests, and less, to the extent otherwise included in total assets, the amounts of (without duplication) (i) reevaluations and other write-ups of assets subsequent to December 31, 2002, and (ii) goodwill and other intangible assets, in each case calculated on an adjusted consolidated basis;

“Non-Designated Subsidiaries” means the Subsidiaries of Cascades (other than Borrowers and non-Credit Parties) that are not Designated Subsidiaries;

“Norampac Indenture” means the indenture dated as of May 28, 2003 for the 6¾ notes due June 1, 2013, as amended and supplemented from time to time;

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA;

“Permitted Liens” means:

(a)                                  Liens imposed or arising by operation of law, in each case, in respect of obligations not yet due or which have been postponed or are being contested in good faith and by appropriate proceedings to the extent that adequate reserves are maintained;

(b)                                 pledges or deposits made in the ordinary course of business in connection with bids or tenders or to comply with the requirements of any legislation or regulation applicable to the Person concerned or its business or assets;

(c)                                  Liens granted by Credit Parties incorporated in a member country of the European Union on their accounts receivable and inventory not subject to the Security and securing credit facilities made available to such Credit Parties in an aggregate amount at any time not exceeding $25,000,000;

(d)                                 Liens securing obligations incurred in connection with the purchase or the lease of any real or immovable property, improvement thereto and equipment or securing any renewal, extension or replacement of such obligations, provided that any such Lien charges only the property purchased or leased and for an amount not in excess of the related obligation and that the aggregate of all outstanding amounts secured by such Liens (excluding amounts secured by Liens permitted pursuant to paragraph (f) below) does not at any time exceed for all Credit Parties 5% of the Net Tangible Assets of Cascades and provided further that no such property is part of the fixed assets subject to the Security or is material to the operations of such assets;

(e)                                  Liens securing loans and advances made by a Credit Party to another Credit Party, provided such loans and advances are subject to the Security; and

(f)                                    Liens existing on the date hereof and listed in the Permitted Liens list dated December 29, 2006 delivered to the Agent concurrently with the execution of this Agreement, or any renewal, extension or replacement of any such Lien provided that no such renewal, extension or replacement may extend to property other than that initially charged by such Lien and that the aggregate of all outstanding amounts secured by Liens permitted under this paragraph does not at any time exceed $50,000,000;

(g)                                 Liens securing obligations under a Securitization or Factoring Program, provided that such Liens charge only accounts receivable sold pursuant to such program and provided further that an intercreditor agreement in form and substance satisfactory to the Majority Lenders is entered into between the Agent and the applicable securitization provider or factor prior to the grant of such Liens for the purposes of determining the respective rights and priorities of the parties over the accounts receivable of the relevant Credit Parties;

“Person” means any natural person, legal person, corporation, company, partnership, joint venture, unincorporated organization, business trust or any other entity;

“Plan” means an employee benefit or other plan established or maintained by a Credit Party or any ERISA Affiliate and that is covered by Title IV of ERISA;

“Prime Rate” means, for any day, the greater of:

(a)                                  the annual rate of interest established by the Agent as being its reference rate then in effect for determining interest rates for commercial loans denominated in Dollars made in Canada; and

(b)                                 the CDOR Rate for bankers’ acceptances with a period of one month, plus 0.75%;

“Prime Rate Loan” means a loan denominated in Dollars bearing interest at the Prime Rate, plus the Applicable Margin;

“Revolving Facility” means the revolving facility made available to the Borrowers pursuant to Section 2.1, by way of Tranche A, Tranche B and Tranche C;

“Revolving Facility Maturity Date” means the fifth anniversary date of this Agreement;

“Securitization or Factoring Program” means any securitization or factoring program providing for the sale of accounts receivable of any Credit Party, provided for greater certainty that no such program may permit borrowing against the value of accounts receivable or otherwise;

“Security” means the security and subordinations granted and the guarantees, undertakings and acknowledgments provided to or for the benefit of the Lenders and the Agent pursuant to Article 10;

“Security Documents” means any document or agreement evidencing or relating to the Security, including any intercreditor agreement referred to in the definition of Permitted Lien;

“Solvent” means, with respect to any Person, that as of the date of determination such Person is “solvent” within the meaning given to that term and similar terms under applicable corporations laws or laws relating to voidable transactions or fraudulent transfers or conveyances; for such purpose, the amount of any contingent liability at any time will be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under GAAP);

“Subordinated Debt” means any debt of Cascades which is fully subordinated and postponed to the obligations of the Credit Parties under the Facilities and the Hedging Agreements, and that the Agent, acting with the consent of the Majority Lenders, has agreed in writing to consider as such for the purposes of this Agreement;

“Subsidiary” means a Person that is under the Control of another Person;

“Swingline Lender” means, in respect of Tranche A, The Bank of Nova Scotia as Lender, in respect of Tranche B, Comerica Bank as Lender, and in respect of Tranche C, BNP Paribas as Lender, provided that the Borrowers concerned will be entitled with the consent of the Agent and the Co-Agent to replace a Swingline Lender by another Lender who agrees to become a Swingline Lender and has a Commitment under the applicable Tranche;

“Term Loan” means the Term Loan made available to Cascades pursuant to Section 2.4;

“Term Loan Maturity Date” means October 31, 2012;

“Tranche A” means the portion of the Revolving Facility made available to Cascades as provided in Section 2.1;

“Tranche B” means the portion of the Revolving Facility made available to Cascades US as provided in Section 2.1;

“Tranche C” means the portion of the Revolving Facility made available to Cascades Europe, and Cascades Germany as provided in Section 2.1;

“Transaction” means the acquisition by Cascades of all outstanding shares of Norampac Inc. held by Domtar Inc. and the transfer of all assets and liabilities of Norampac Inc. to Cascades and Cascades Canada Inc., as described in the Corporate Structure Chart;

“US Base Rate” means, for any day, the greater of:

(a)                                  the annual rate of interest established by the Agent as being its reference rate then in effect for determining interest rates for commercial loans denominated in US Dollars made in Canada (in the case of US Base Rate Loans made under Tranche A and the Term Loan) or made in New York City (in the case of US Base Rate Loans made under Tranches B and C); and

(b)                                 the federal funds effective rate in effect on such day (and if such day is not a Business Day, then on the preceding Business Day), plus 0.50%; the term “federal funds effective rate” means the rate usually designated as such and as published by the Federal Reserve Bank of New York for the relevant Business Day, or if such rate is not available on any Business Day, the rate that the Agent is prepared to offer, at approximately 9:00 a.m. on such day, for overnight deposits in US Dollars in New York;

“US Base Rate Loan” means a loan denominated in US Dollars and bearing interest at the US Base Rate, plus the Applicable Margin;

“US Revenue Code” shall mean the Internal Revenue Code of 1986 of the United States, as amended from time to time;

“2005 Cascades Credit Agreement” means the amended and restated credit agreement dated as of October 31, 2005 among (i) The Bank of Nova Scotia and National Bank of Canada as agents, (ii) Cascades and the other borrowers party thereto, and (iii) the lenders party thereto;

“2006 Norampac Credit Agreement” means the amended and restated credit agreement dated as of March 15, 2006 among (i) Canadian Imperial Bank of Commerce as agent (ii) Norampac Inc. and the other borrowers party thereto, and (iii) the lenders party thereto.

1.2                               Designated Subsidiaries

(a)                                  The Subsidiaries of Cascades listed in Schedule ”B” hereof are hereby designated as Designated Subsidiaries.

(b)                                 Cascades may designate any other of its Subsidiaries that is a Credit Party (other than a Borrower) as a Designated Subsidiary upon giving not less than 30 days’ prior notice to the Agent. Any such designation will be effective on the first day of the fiscal quarter of Cascades following the expiry of the notice period and no such designation may be cancelled or revoked.

(c)                                  Each Designated Subsidiary must be at all times a wholly-owned Subsidiary of Cascades and must provide Security as and to the extent required by Article 10.

(d)                                 Cascades covenants and agrees that the Non-Designated Subsidiaries will include no Subsidiary that has provided a Guarantee of the obligations of Cascades under the Cascades Indenture or of Norampac Inc. (or Cascades as successor thereof) under the Norampac Indenture or notes issued thereunder.

1.3                               Currency Conversions

Where any amount expressed in any currency has to be converted or expressed in another currency, or where its equivalent in another currency has to be determined (or vice versa), the calculation is made at the exchange rate announced or quoted by the Agent or the Lender concerned (as applicable) in accordance with its normal practices at or around noon on the relevant date for the relevant currency against the other currency (or vice versa).

1.4                               Accounting Terms, Calculations and Adjustments

(a)                                  Unless otherwise provided, (i) terms and expressions of an accounting or financial nature have the respective meanings given to such terms and expressions under GAAP; (ii) calculations must be made in accordance with GAAP insofar as applicable, and (iii) financial ratios must be calculated on an adjusted consolidated basis of Cascades.

(b)                                 Any reference to calculations made or financial statements prepared on an adjusted consolidated basis of Cascades refers to a consolidation that excludes all Persons who are not Credit Parties.

(c)                                  The financial results of the business acquired pursuant to the Transaction will be included in the calculation of Cascades’ EBITDA and Interest Expense for any four-quarter period ending prior to December 31, 2007 as if such business had been acquired on the first day of such four-quarter period.

1.5                               Time

Except where otherwise indicated in this Agreement, any reference to time means local time in Montreal.

1.6                               Headings and Table of Contents

The headings and the Table of Contents are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

1.7                               Governing Law

This Agreement is governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

1.8                               Previous Agreements

This Agreement supersedes any previous agreement in connection with the Facilities.

1.9                               Inconsistency

In the event of inconsistency between this Agreement and any other Credit Document, the provisions of this Agreement must be accorded precedence.

2 - THE FACILITIES

2.1                               The Revolving Facility

The Lenders, individually, and not solidarily (i.e. not jointly and severally), agree to make available to the Borrowers a revolving facility (the “Revolving Facility”) in an aggregate maximum amount at any time not exceeding the total of the Commitments in effect at such time with respect to the Revolving Facility. As of the date hereof, the Commitment of each Lender under the Revolving Facility is as specified opposite its name on the signature pages of this Agreement and the collective Commitments of the Lenders with respect to the Revolving Facility aggregate to $650,000,000. The Revolving Facility will be available in three tranches, Tranche A, Tranche B and Tranche C, as follows:

(a)                                  Tranche A, initially in the amount of $500,000,000, will be available to Cascades in the proportion as to each Lender of its Commitment under Tranche A;

(b)                                 Tranche B, initially in the amount of $75,000,000, will be available to Cascades US in the proportion as to each Lender of its Commitment under Tranche B; and

(c)                                  Tranche C, initially in the amount of $75,000,000, will be available to Cascades Europe and Cascades Germany in the proportion as to each Lender of its Commitment under Tranche C.

2.2                               Reallocation among Tranches

(a)                                  Upon giving not less than ten Business Days prior notice to the Agent, Cascades may change the allocations among Tranches set forth in Section 2.1 (and, accordingly, the resulting available amounts of Tranche A, Tranche B and Tranche C), in multiples of $5,000,000.

(b)                                 Any reallocation will result in a corresponding adjustment in the amounts of the Commitments of the Lenders under Tranche A, Tranche B and Tranche C, in order that the percentage of each Lender’s Commitment under any Tranche be in the same percentage as under the Facility.

(c)                                  Reallocations will be effective on the first Business Day of the quarter following the expiry of said ten-day notice period. Any reallocation will remain in effect until the effective date of any subsequent reallocation replacing same.

2.3                               The Additional Revolving Facility

(a)                                  The Lenders, individually and not solidarily (i.e. not jointly and severally) agree to make available to Cascades an additional revolving facility (the “Additional Revolving Facility”) in an aggregate amount at any time not exceeding the total of the Commitments at such time with respect to the Additional Revolving Facility. As of the date hereof, the Commitment of each Lender under the Additional Revolving Facility is as specified opposite its name on the signature page of this Agreement and the collective Commitments of the Lenders with respect to the Additional Revolving Facility aggregate to $100,000,000.

(b)                                 Borrowings under the Additional Revolving Facility may be obtained only to the extent that there is no availability (taking into account Borrowing Base requirements) under the Revolving Facility at the time such Borrowings are requested.

(c)                                  Until the Additional Revolving Facility Maturity Date, upon giving not less than five Business Days prior notice to the Agent (the “transfer notice”), Cascades may transfer to Tranche A the Commitments and the outstanding Borrowings under the Additional Revolving Facility. On the date of the transfer, the Revolving Facility will be increased by the aggregate amount of the Commitments so transferred (with Tranche A being increased in a corresponding amount), the outstanding Borrowings under the Additional Revolving Facility will become outstanding Borrowings under Tranche A and the Additional Revolving Facility will terminate.

(d)                                 For greater certainty (i) all Borrowings so transferred to Tranche A will become secured by the Security and the Borrowing Base provisions of this Agreement will apply to such Borrowings from the date of the transfer, and (ii) the transfer contemplated in Section 2.3(c) will not occur if the intended transfer date (as specified in the transfer notice) is later than the Additional Revolving Facility Maturity Date.

2.4                               The Term Loan

The Lenders, individually and not solidarily (i.e. not jointly and severally) agree to make available to Cascades a Term Loan (the “Term Loan”) in an aggregate maximum amount at any time not exceeding the total of the Commitments at such time with respect to the Term Loan. As of the date hereof, the Commitment of each Lender under the Term Loan is as specified opposite its name on the signature pages of this Agreement and the collective Commitments of the Lenders with respect to the Term Loan aggregate to $100,000,000.

2.5                               Purpose and Nature of the Facilities

(a)                                  The Borrowers will use the Facilities for general corporate purposes including to finance the Transaction and to refinance the indebtedness under the 2005 Cascades Credit Agreement and the 2006 Norampac Credit Agreement.

(b)                                 The Revolving Facility and the Additional Revolving Facility will revolve and, accordingly, Borrowings may be obtained, repaid and re-borrowed by the Borrowers under such Facilities until their respective maturity dates.

(c)                                  The Term Loan may be drawn down by means of one single drawing on the date the conditions precedent set out in Section 9.1 have been met or waived but no later than January 31, 2007. After such date, the Term Loan will cease to be available. The Term Loan will not revolve and any amount repaid or prepaid may not be re-borrowed.

2.6                               Borrowing Options under the Revolving Facility

(a)                                  Tranche A – Borrowings may be obtained by Cascades under Tranche A in the form of:

(i)                                     Prime Rate Loans;

(ii)                                  Acceptances;

(iii)                               US Base Rate Loans;

(iv)                              Libor Loans in US Dollars or Euros; and

(v)                                 Letters of Credit;

(b)                                 Tranche B – Borrowings may be obtained by Cascades US under Tranche B in the form of:

(i)                                     US Base Rate Loans;

(ii)                                  Libor Loans in US Dollars; and

(iii)                               Letters of Credit;

(c)                                  Tranche C – Borrowings may be obtained by Cascades Europe or Cascades Germany under Tranche C in the form of:

(i)                                     Libor Loans in US Dollars or Euros;

(ii)                                  US Base Rate Loans;

(iii)                               Letters of Credit; and

(iv)                              European Loans, but only with the Swingline Lender under Tranche C.

2.7                               Borrowing Options under the Facilities other than the Revolving Facility

Borrowings may be obtained by Cascades under the Additional Revolving Facility and the Term Loan in the form of:

(i)                                     Prime Rate Loans;

(ii)                                  Acceptances;

(iii)                               US Base Rate Loans; and

(iv)                              Libor Loans in US Dollars.

2.8                               Borrowing Base Limitations

The Borrowers must ensure that the aggregate amount of all outstanding Borrowings (expressed in Dollars) under the Revolving Facility and the Term Loan will not at any time exceed the lesser of (i) the aggregate amount at such time of the Revolving Facility and the Term Loan, and (ii) the Borrowing Base. Accordingly, no Borrower may request a Borrowing if the making of such Borrowing would result in such limit being exceeded.

2.9                               Borrowings Proportionate to Commitments

Each Borrowing will be made through the Agent at the applicable Branch of Account and will be allocated by the Agent among the Lenders approximately in the proportion of their respective Commitments under the relevant Tranche of the Revolving Facility, the Additional Revolving Facility or the Term Loan (as applicable) subject however to the provisions of Section 2.11 (Swingline Utilizations) and of Article 5 (Letters of Credit).

2.10                        Notice of Borrowings

To obtain a Borrowing (other than a Letter of Credit), the Borrower concerned must give a notice to the Agent specifying:

(a)                                  the applicable Facility (and Tranche where applicable) and the selected form of Borrowing;

(b)                                 the amount of the Borrowing, with a minimum of (i) $5,000,000 (or US $5,000,000 or Euros 5,000,000 as the case may be) per Borrowing (other than Borrowings under Tranche B and Tranche C) and (ii) $2,000,000 (or US $2,000,000 or Euros 2,000,000 as the case may be) per Borrowing under Tranche B and Tranche C;

(c)                                  the date of the Borrowing, which must be a Business Day; and

(d)                                 to the extent applicable, the period of the Borrowing.

The notice must be given by telephone not later than 11:00 a.m. two Business Days prior to the Borrowing, except in the case of a Libor Loan where the notice must be given not later than 10:00 a.m. three Business Days prior to the date of such Libor Loan. Each telephone notice must be followed by a written confirmation on the same date, in the form of Schedule ”C” or in any other manner as may be agreed between the Agent and the relevant Borrower.

2.11                        Swingline Utilizations

(a)                                  The notice and minimum amount requirements otherwise applicable to Borrowings do not apply to Borrowings in the form of Prime Rate Loans, US Base Rate Loans or European Loans (as applicable) obtained under the Revolving Facility from any Swingline Lender by way of overdrafts in accounts opened for such purpose with such applicable Swingline Lender up to a maximum outstanding amount not exceeding $50,000,000 in Tranche A, $35,000,000 in Tranche B and $30,000,000 in Tranche C (subject however, in the case of Tranche C, to such currency sublimits as may be agreed upon between the Borrowers concerned and the Swingline Lender). Any cheque or payment instruction or debit authorization from the Borrower concerned and resulting in an overdraft in any such account will be deemed to be a request for such a Borrowing, in an amount that is sufficient to cover the overdraft.

(b)                                 The said accounts may include accounts of the Borrower concerned and of its Affiliates in respect of which set-off and netting arrangements have been made with the applicable Swingline Lender, including any notional account reflecting any such arrangements.  The outstanding Borrowings owed to any Swingline Lender may be calculated after giving effect to said arrangements.

(c)                                  The Lenders acknowledge that the Agent may permit that Prime Rate Loans, US Base Rate Loans and European Loans (as applicable) under Tranche A, Tranche B or Tranche C be owing to the Lenders in proportions other than those of their respective Commitments under Tranche A, Tranche B or Tranche C, as the case may be. However, the Agent may from time to time, and will upon the request of the applicable Swingline Lender, make adjustments among the Lenders under any Tranche so that all Borrowings under such Tranche be approximately in the proportion of the respective Commitments of the Lenders (including the Swingline Lender) under said Tranche. In addition, if outstanding Borrowings by way of overdrafts with a Swingline Lender exceed for three consecutive Business Days US$10,000,000 in the case of Tranche B or 6,000,000 Euros in the case of Tranche C, the applicable Swingline Lender will so notify the Agent and the Agent will make adjustments among the Lenders under the applicable Tranche in amounts sufficient to eliminate the excess.

(d)                                 For greater certainty, (i) this Section 2.11 does not authorize the Agent to allow that Borrowings owing to a Lender (other than a Swingline Lender) under any

Tranche exceed the amount of the Commitment of such Lender under such Tranche, and (ii) the aggregate amount of the Borrowings outstanding under any Tranche (including Borrowings from the applicable Swingline Lender) may not exceed the amount of such Tranche, as determined pursuant to Sections 2.1, 2.2 and 2.3(c).

2.12                        Funding

(a)                                  At the request of the Agent, (including following a request from a Swingline Lender where applicable), each Lender will promptly pay to the Agent such Lender’s share of any Borrowing made or to be made by the Agent on behalf of the Lenders and of any adjustment payable pursuant to Section 2.11(c). The Agent will provide the Lenders with such information as may be necessary in order for the Lenders to make payments to the Agent and fund their respective shares of any Borrowing.

(b)                                 Any amount to be paid by a Lender to the Agent must be available to the Agent at the Agent’s Office by 2:00 p.m. on the applicable day. Any amount to be disbursed by the Agent to a Borrower will be made available to the relevant Borrower by crediting such Borrower’s account at the applicable Branch of Account or at any other place to be agreed upon from time to time between the relevant Borrower and the Agent.

2.13                        Lender’s Failure to Fund

If a Lender fails to advance its share of any Borrowing and, despite such failure, the Agent advances such amount to a Borrower, the Agent may recover such amount from such Lender or, if it is unable to do so, from such Borrower, with interest from the date of disbursement at the rate applicable to Borrowings in the same form under the relevant Facility. Nothing in this Section obliges the Agent to fund any Borrowing or advance any sums on behalf of a Lender who has failed to comply with its obligations.

2.14                        Conversions and Renewals

(a)                                  A Borrower may convert from one form of permitted Borrowings to another form of permitted Borrowings the whole or any part of the outstanding Borrowings under the applicable Tranche or Facility and renew Acceptances and Libor Loans, provided that (i) Acceptances and Libor Loans may not be converted prior to the maturity of their respective periods and (ii) Letters of Credit may not be converted.

(b)                                 Sections 2.6 to 2.13 apply to a conversion or a renewal with such modifications as may be required.

(c)                                  Unless they are repaid, converted or renewed upon the maturity date of their respective periods, (i) Acceptances will then become Prime Rate Loans for the face amount of such Acceptances, (ii) Libor Loans in US Dollars will then become US Base Rate Loans, (iii) Libor Loans in Euros under Tranche A will become Prime Rate Loans, and (iv) Libor Loans in Euros under Tranche C will then become US Base Rate Loans.

(d)                                 When making adjustments among Lenders pursuant to Section 2.11(c), the Agent may convert outstanding European Loans into US Base Rate Loans.

(e)                                  Any conversion to Borrowings in another currency will be effected by the repayment of the Borrowings to be so converted and by the re-borrowing of an equivalent amount in the other currency.

2.15                        Limitations on Lender’s Obligation to Fund

Each Lender’s obligation under this Agreement to fund Borrowings is limited to such Lender’s Commitment under the relevant Tranche or Facility (as applicable), subject however to the obligations of the Swingline Lenders pursuant to Section 2.11(a). The obligations of the Lenders hereunder are not solidary and are not joint and several, and no Lender is responsible for the obligations of any other Lender.

2.16                        Increase of Revolving Facility

(a)                                  At any time following the execution of this Agreement but no later than the fifth anniversary date of this Agreement and so long as the aggregate amount of the Revolving Facility has not been reduced, Cascades may, by notice to the Agent and the Co-Agent, request an increase up to $150,000,000 in the aggregate amount of the Revolving Facility (an “Increase”). The notice must specify:

(i)                                     the amount of the proposed Increase, which must be a multiple of $5,000,000, provided that the aggregate amount of all Increases made pursuant to this Section 2.16 may not exceed $150,000,000;

(ii)                                  the allocation of the Increase among the Tranches;

(iii)                               the proposed date of the Increase; and

(iv)                              that no Default has occurred and is continuing.

(b)                                 Upon receipt of such notice, the Agent and the Co-Agent will offer to the Lenders to participate in the Increase pro rata to their Commitments. If some but not all of the Lenders accept the offer, then the Agent and the Co-Agent will offer to the Lenders who have then accepted a portion of the Increase to participate in the remaining unaccepted portion of the Increase pro rata to the Commitments of such Lenders. If after such offers, any portion of the Increase remains unaccepted, then Cascades will have the right to offer such portion to Persons who are not Lenders (provided that any offer to any such Person would qualify as an assignment of Commitment hereunder, as if such offer were an assignment).

(c)                                  If offers made pursuant to Section (b) have been accepted, the Agent, the Co-Agent, the Borrowers and the Lenders and other Persons who have accepted such offers will execute an amendment to this Agreement providing that:

(i)                                     each Person who has accepted to participate in the Increase will have a Commitment under the Revolving Facility equal to the amount of its participation in the Increase (or an additional Commitment equal to such amount in the case of a Person who is already a Lender); and

(ii)                                  the amount of the Increase, when drawn, will become Borrowings under the Revolving Facility and all such Borrowings will be governed by all provisions (including pricing and repayment provisions) of the Revolving Facility.

(d)                                 For greater certainty, (i) nothing in this Section is intended to commit any Lender to participate or the Agent or the Co-Agent to arrange for a participation in an Increase, and (ii) the aggregate amount of all Increases made pursuant to this Section 2.16 may not exceed $150,000,000. Notwithstanding any other provision of this Agreement, an amendment agreement giving effect to an Increase will not require the consent of Lenders other than those participating in the Increase.

2.17        Deemed Utilizations

(a)                                  Concurrently with the initial Borrowing hereunder, the borrowings (including acceptances and letters of credit) then outstanding and owing by Cascades and Norampac Inc. under the 2005 Cascades Credit Agreement and the 2006 Norampac Credit Agreement respectively will be deemed to be Borrowings hereunder under Tranche A (except that borrowings under the Term Facility referred to in the 2005 Cascades Credit Agreement will be deemed to be Borrowings under the Term Loan). Such Borrowings will be allocated by the Agent among the Lenders pro rata to their Commitments under Tranche A and the Term Loan (as applicable). Canadian Imperial Bank of Commerce will be an Issuing Lender hereunder with respect to the letters of credit issued by it under the 2006 Norampac Credit Agreement which will be deemed to have been issued hereunder. The Bank of Nova Scotia was the issuing lender of the letters of credit issued under the 2005 Cascades Credit Agreement which will be deemed to have been issued by it as an Issuing Lender hereunder. From the date of the initial Borrowing hereunder, the provisions of this Agreement with respect to interest and fees will apply to borrowings under the 2005 Cascades Credit Agreement and the 2006 Norampac Credit Agreement which will be deemed to be Borrowings hereunder and the Applicable Margin (or Rate) will apply to said Borrowings from such date.

(b)                                 The Agent will make among the Lenders such adjustments as are necessary to give effect to the foregoing, including to ensure that the non-accrued portion of any Acceptance fee paid prior to the date hereof with respect to acceptances that will be deemed to be Acceptances hereunder is received by the Lenders at the Applicable Rate and pro rata to their Commitments. Any amount due by a Lender as a result of such adjustments will be paid by it forthwith to the Agent and the Agent will forthwith remit to the applicable Lenders the amounts received by it as a result of such adjustments.

3 - Acceptances

3.1                               Period and Amounts

Acceptances

(a)                                  are for periods of one, two, three or six months, but must mature on a date which is a Business Day and which is no later than the maturity date of the applicable Facility;

(b)                                 are denominated in Dollars, with a minimum of $5,000,000 per issue, provided that the Agent may round each Lender’s allocation of such issue to the nearest $100,000 increment;

(c)                                  constitute outstanding Borrowings for their face amount;

(d)                                 do not bear interest nor carry any days of grace; and

(e)                                  may be discounted by the Lenders for their own account or may be sold to third parties.

3.2                               Disbursement

(a)                                  The amount to be disbursed to Cascades with respect to Acceptances discounted by the Lenders is the Discounted Proceeds of such Acceptances, less the applicable acceptance fee.

(b)                                 In the case of an issue of Acceptances for the purposes of replacing existing Borrowings, Cascades must, concurrently with such issue, pay to the Agent an amount equal to the aggregate amount of the Borrowings so replaced. The amount so paid to the Agent will be applied to the portion of the Borrowings which have been replaced by such Acceptances.

3.3                               Power of Attorney

(a)                                  Upon any issue of Acceptances, each Lender is authorized to sign, complete, endorse and deliver on behalf of Cascades the Acceptances to be so issued and to do all things necessary or useful in order to facilitate such issuance. The Agent is also authorized to make the necessary arrangements for the negotiation and delivery of Acceptances intended to be sold on the money market.

(b)                                 In the case of an issue of Acceptances by way of promissory notes to the order of Lenders who do not customarily accept banker’s acceptances (as provided in paragraph (b) of the definition of Acceptances), Cascades will be deemed to have issued the corresponding notes to such Lenders, without the necessity of physical execution and delivery of any note.

3.4                               Depository Bills

A Lender who accepts Acceptances that are “depository bills” within the meaning of the Depository Bills and Notes Act (Canada) may deposit same with the Canadian Depository for Securities Limited (“CDS”) and such Acceptances may be dealt with in accordance with the rules and procedures of CDS.

3.5                               Availability

The availability of Acceptances is subject to funds being available for such purpose in the Canadian money market; the Agent will notify Cascades if Acceptances cease to be so available as well as when availability resumes. Cascades must ensure that no more than ten different issues of Acceptances are outstanding at any time, provided that on an occasional basis the Agent may permit such limit to be exceeded.

4 - Libor Loans

4.1                               Amounts and Periods

(a)                                  Libor Loans may be obtained for periods of one, two, three or six months, but must mature on a Business Day which is not later than the maturity date of the applicable Facility;

(b)                                 Libor Loans must be in multiples of US $100,000 (or 100,000 Euros), with a minimum of (i) US $5,000,000 (or 5,000,000 Euros) under each Facility (other than Tranche B or Tranche C) or (ii) US $2,000,000 (or 2,000,000 Euros) under Tranche B and Tranche C; and

(c)                                  The Borrower must ensure that no more than ten different Borrowings by way of Libor Loans are outstanding at any time under the Facilities, provided that on an occasional basis the Agent may permit such limit to be exceeded.

4.2                               Changed Circumstances

If a Lender determines that:

(a)                                  it is unable to obtain US Dollars or Euros in the London inter-bank market,

(b)                                 a law, regulation, administrative decision or guideline, or a Court decision has made it unlawful or prohibits such Lender from making or maintaining Libor

Loans in US Dollars or in Euros, or has imposed costs or constraints on such Lender that do not exist on the date hereof in respect of Libor Loans in US Dollars or in Euros, or

(c)                                  Libor is less than its effective funding cost for making or maintaining Libor Loans in the applicable currency,

the Lender may so notify the Agent and the Borrower concerned and no new Borrowing by way of Libor Loans in the applicable currency, no conversion into Libor Loans in the applicable currency and no renewal of Libor Loans in the applicable currency may be made with such Lender from the date of the notice until the cause of such determination has ceased to exist. In any such case, Borrowings with such Lender that otherwise would have been made by way of Libor Loans in the applicable currency will be made by way of US Base Rate Loans notwithstanding Section 2.9.

4.3                               Conversion Prior to Maturity

If it becomes unlawful or prohibited for a Lender to maintain Libor Loans in US Dollars or in Euros, all Libor Loans owed to such Lender (in US Dollars or Euros, as applicable) will become US Base Rate Loans on the date of the notice given pursuant to Section 4.2.

5 - Letters of Credit

5.1                               Availability

Letters of Credit will be issued by the applicable Issuing Lender in Dollars, US Dollars, Euros or any other freely tradable currency acceptable to such Issuing Lender, for such transactions and on such terms and conditions as are mutually agreed upon between the Borrower concerned and the applicable Issuing Lender and are not inconsistent with the provisions of this Article 5. Letters of Credit are available only under the Revolving Facility and only up to an aggregate outstanding amount (expressed in Dollars) at any time not exceeding, in respect of any Tranche, 20% of the amount of such Tranche.

5.2                               Maturity of Letters of Credit

No Letter of Credit may have at any time a remaining term exceeding 365 days from such time or extending beyond the Revolving Facility Maturity Date.

5.3                               Borrowings

(a)                                  Any Letter of Credit constitutes from the date of its issue an outstanding Borrowing under the applicable Tranche in a principal amount equal to the maximum amount of the obligation of the applicable Issuing Lender. Any Issuing Lender will notify the Agent of the issue of any Letter of Credit at least one Business Day prior to the date of such issue.

(b)                                 For greater certainty, if Letters of Credit under any Tranche are outstanding on the Revolving Facility Maturity Date or on the date the indebtedness of the Borrowers becomes repayable pursuant to Section 16.2, the aggregate amount of such outstanding Letters of Credit will be included in the Borrowings to be repaid on any such date. However, if any such Letter of Credit expires or is cancelled without having been drawn, the amount repaid in respect of same will be reimbursed to the Borrower concerned but only after performance of all other obligations of, and payment of all other amounts payable by, the Credit Parties under the Credit Documents.

5.4                               Payments under Letters of Credit

Each amount paid by an Issuing Lender under a Letter of Credit issued under Tranche A will constitute, as of the date of payment, a Prime Rate Loan, if the payment is made in Dollars or in a currency other than the US Dollar, and a US Base Rate Loan if the payment is made in US Dollars. Each amount paid by an Issuing Lender under a Letter of Credit issued under Tranche B or Tranche C will constitute, as of the date of payment, a US Base Rate Loan. Any such Loan will be allocated among the Lenders pro rata to their respective Commitments under the applicable Tranche. Each Lender must fund such loan by remitting to the Agent (for the account of the applicable Issuing Lender) the amount of its share of such loan. The provisions of Section 2.12 will apply in the event of non-disbursement by a Lender.

5.5                               Currency Conversion

If an Issuing Lender has paid an amount under a Letter of Credit in a currency other than the currency of the resulting Loan, such amount will be converted into the applicable currency (as specified in Section 5.4) on the date of payment.

5.6                               Indemnity

The Borrower concerned will pay all reasonable costs incurred and indemnify the Agent, any Issuing Lender and the Lenders in respect of any loss or damage suffered by them in connection with Letters of Credit, including legal fees and other costs of litigation, except for any loss, damage or cost resulting from wilful malfeasance of the Agent, the applicable Issuing Lender or the Lenders.

5.7                               I.C.C. Rules

Unless otherwise provided in this Agreement or in any agreement relating to their issue, Letters of Credit are governed by the Uniform Customs and Practice for Documentary Credits (I.C.C. Publication 500, 1993 revision).

6 - Fees And Interest

6.1                               Commitment and Agency Fees

Cascades must pay, concurrently with the execution of this Agreement, the commitment fees specified in the fee letter and the agency fee letter executed by Cascades prior to the date of this Agreement.

6.2                               Letter of Credit Fees

The Borrower concerned must pay a fee for each Letter of Credit issued under the Revolving Facility. The fee for each Letter of Credit which is either a non-documentary letter of credit or a letter of guarantee will be at an annual rate equal to the Applicable Rate. The fee for each documentary Letter of Credit will be determined on the basis of the rate then offered by the applicable Issuing Lender to its customers for similar documentary letters of credit. Fees are calculated on the face amount of each Letter of Credit for the number of days included in the period of same. Any such fee must be paid to the applicable Issuing Lender quarterly in arrears on the first Business Day of each quarter (commencing with the quarter following the issue of the relevant Letter of Credit), for distribution to the Lenders pro rata to their Commitments under the relevant Tranche. Concurrently with the payment of any such fee, the Borrower concerned must also pay to the applicable Issuing Lender, for its own account, a fronting fee at an annual rate equal to 0.125%, calculated as aforesaid.

6.3                               Administrative Charges with respect to Letters of Credit

The Borrower concerned must pay to the applicable Issuing Lender administrative charges in connection with Letters of Credit at the rates and on the terms generally applicable to the other customers of the Agent.

6.4                               Standby Fee

Cascades must pay to the Agent, for distribution to the Lenders pro rata to their Commitments under the Revolving Facility and the Additional Revolving Facility a standby fee on the unused portion of the Revolving Facility and the Additional Revolving Facility. The standby fee will be calculated daily from the date of this Agreement at an annual rate equal to the Applicable Rate and will be payable quarterly in arrears on the first Business Day of the following quarter.

6.5                               Acceptance Fees

Upon the issue of any Acceptance, Cascades must pay to the relevant Lender (or to the Agent for the account of such Lender) an acceptance fee at an annual rate equal to the Applicable Rate. The acceptance fee will be calculated on the face amount of the applicable Acceptance and for the number of days included in the period of same. Any such payment may be made in the manner provided in Section 3.2(a).

6.6                               Interest on Prime Rate Loans

Prime Rate Loans bear interest until they are converted or repaid in full (both before and after any Event of Default or judgment) at the Prime Rate in effect from time to time, plus the Applicable Margin. The interest is payable monthly in arrears on the first Business Day of the following month.

6.7                               Interest on US Base Rate Loans

US Base Rate Loans bear interest until they are converted or repaid in full (both before and after an Event of Default or judgment) at the US Base Rate in effect from time to time, plus the Applicable Margin. The interest is payable monthly in arrears on the first Business Day of the following month.

6.8                               Interest on European Loans

European Loans bear interest until they are converted or repaid in full (both before and after an Event of Default or judgment) at the European Rate in effect from time to time, plus the Applicable Margin. The interest is payable monthly in arrears on the first Business Day of the following month.

6.9                               Interest on Libor Loans

Each Libor Loan bears interest at the Libor applicable to each such loan, plus the Applicable Margin. The interest is payable at the maturity of the period of the loan or, if the period of such loan is more than three months, at three-month intervals during the period of the loan.

6.10                        Calculation of Interest Rates

(a)                                  Interest rates and fees calculated at the Applicable Margins or Rates are annual rates and are calculated daily on the basis of a 365-day year, except for (i) Libor Loans, (ii) US Base Rate Loans under Tranche B and Tranche C, and (iii) European Loans, where rates are calculated on the basis of a 360-day year.

(b)                                 For the purposes of the Interest Act (Canada) only, the annual rate of interest equivalent to a rate otherwise calculated under this Agreement is equal to the rate so calculated multiplied by the actual number of days included in a given year and divided by 365 days (or by 360 days, in the case of a rate calculated on the basis of a 360-day year Loan).

6.11                        Interest on Arrears

(a)                                  Any amount (other than an amount due on account of principal or interest) which is not paid when due will bear interest at the Prime Rate in effect from time to time, increased by 2%, in the case of an amount to be paid in Dollars, at the European Rate in effect from time to time, increased by 3%, in the case of an amount payable in Euros and at the US Base Rate in effect from time to time, increased by 2%, in the case of an amount to be paid in US Dollars or any other currency (other than the Dollar or the Euro).

(b)                                 Any interest which is not paid when due will bear interest at the rate that has been used to calculate such unpaid interest.

(c)                                  Interest on arrears is compounded monthly and is payable on demand.

7 - Repayment, Prepayment and Reduction

7.1                               Repayment of the Facilities

(a)                                  Cascades must repay in full the outstanding Borrowings and pay all other amounts owing under Tranche A on the Revolving Facility Maturity Date. Cascades US must repay in full all outstanding Borrowings and pay all other amounts owing under Tranche B on the Revolving Facility Maturity Date. Each of Cascades Europe and Cascades Germany must repay in full its outstanding Borrowings and pay all other amounts owing by it under Tranche C on the Revolving Facility Maturity Date.

(b)                                 Cascades must repay in full the outstanding Borrowings and pay all other amounts owing under the Additional Revolving Facility on the Additional Revolving Facility Maturity Date (unless such outstanding Borrowing have been transferred to the Revolving Facility in accordance with Section 2.3(c)).

(c)                                  Cascades must repay in full the outstanding Borrowings and pay all other amounts owing under the Term Loan on the Term Loan Maturity Date.

7.2                               Mandatory Prepayments

Cascades must make (or cause other Borrowers to make) such prepayments as may be necessary to ensure that the aggregate amount of the outstanding Borrowings (expressed in Dollars) under the Revolving Facility and the Term Loan will not at any time exceed the lesser of (i) the aggregate amount of the Revolving Facility and the Term Loan, and (ii) the Borrowing Base. Any such prepayment must be applied first on outstanding Borrowings under the Revolving Facility and second to outstanding Borrowings under the Term Loan; in the latter case, the amount of the Term Loan will be permanently reduced by the amount prepaid.

7.3                               Optional Prepayments

(a)                                  The Borrowers concerned may at any time make prepayments on Borrowings outstanding under Tranche A, Tranche B or Tranche C (as applicable) or under the Additional Revolving Facility without affecting their right to re-borrow under such Tranche or Facility up to its maximum available amount. Any such prepayment (except for a prepayment applied to overdraft utilizations pursuant to Section 2.11) must be in an amount of at least $2,000,000, US $2,000,000 or 2,000,000 Euros (as applicable) and is subject to the Borrower concerned giving a one-Business Day prior notice to the Agent.

(b)                                 Cascades may at any time make prepayments on Borrowings outstanding under the Term Loan and amounts prepaid will permanently reduce the amount of the Term Loan. Any such prepayment must be in an amount of at least $2,000,000 or US$2,000,000 and is subject to Cascades giving a three-Business Day prior notice to the Agent.

(c)                                  No optional prepayment may be made in respect of Acceptances before the maturity date of their respective periods. For greater certainty, any prepayment in respect of Libor Loans will be subject to Section 20.11(b).

7.4                               Exchange Rate Fluctuations

If, at any time, due to fluctuations in the rate of exchange of a currency against another currency, the outstanding amount of the Borrowings under any Facility, expressed in Dollars, exceeds the amount of such Facility, Cascades must pay to the Agent, three Business Days following a demand to that effect, the amount of such excess. However, no such demand will be made as long as the excess is not more than 5% and the Borrowing Base is not exceeded.

7.5                               Reduction of the Revolving Facility

Cascades may, on giving not less than ten Business Days prior notice to the Agent, permanently reduce the aggregate amount of the Revolving Facility by amounts of not less than $5,000,000. Any such reduction will result in a corresponding reduction of each of Tranche A, Tranche B and Tranche C, on a pro rata basis (such reduction to also apply on a pro rata basis as to each Lender). The notice of reduction must specify the amount of the reduction, and the Business Day when the reduction will be become effective. On such date, the Borrowers must make repayments in amounts sufficient for the outstanding Borrowings under any Tranche not to exceed the new amount of such Tranche.

8 – Place of Payment, Currency and Taxes

8.1                               Payments to the Agent

Unless otherwise provided or agreed between the Borrower concerned and the Agent, (i) all payments to be made by a Borrower must be made to the Agent at the applicable Branch of Account, except that interest payments on outstanding Borrowings owing to a Swingline Lender pursuant to Section 2.11 must be made to such Swingline Lender and interest payments to Lenders under Tranche C whose lending offices are in France must be made directly to such Lenders, and (ii) all payments made to the Agent will be deemed to have been made to the Agent for the rateable benefit of the applicable Lenders. Any payment due by a Borrower may be charged to an account maintained by such Borrower with the Agent or the applicable Lender.

8.2                               Manner of Payments

Any payment that is due on a day that is not a Business Day may be made on the next Business Day but will bear interest until received in full. All payments must be made free of any set-off or other deduction and in funds which are immediately available on the date on which payment is due.

8.3                               Currency

Unless otherwise provided, (i) all amounts owing under any Borrowing are payable in the currency of such Borrowing, (ii) Letter of Credit fees under Tranche A are payable in Dollars, except that any such fee owing as a result of a Letter of Credit issued in US Dollars is payable in US Dollars, (iii) Letter of Credit fees under Tranche B are payable in US Dollars, (iv) Letter of Credit fees under Tranche C are payable in Euros, (v) standby fees are payable in Dollars, and (vi) all other amounts are payable in Dollars, US Dollars or Euros, as may be specified by the Agent.

8.4                               Judgment Currency

If a judgment is rendered against a Borrower for an amount owed hereunder and if the judgment is rendered in a currency (“other currency”) other than that in which such amount is owed under this Agreement (“currency of the Agreement”), such Borrower will pay, if applicable, at the date of payment of the judgment, an additional amount equal to the excess (i) of the said amount owed under this Agreement, expressed into the other currency as at the date of payment of the judgment, over (ii) the amount of the judgment. For the purposes of obtaining the judgment and making the calculation referred to in (i), the exchange rate will be the spot rate at which the Agent, on the relevant date, may in Toronto, sell the currency of the Agreement to obtain the other currency. Any additional amount owed under this Section will constitute a cause of action distinct from the cause of action which gave rise to the judgment, and said judgment shall not constitute res judicata in that respect.

8.5                               Payments Net of Taxes

If a Borrower, the Agent or any Lender is compelled by law to make any withholding or deduction due to any tax or if a Lender is liable to pay tax in respect of any payment due or made by a Borrower, the Borrower concerned must pay to the Agent or such Lender such additional amount as may be necessary in order that the payment actually received be equal to the payment which otherwise would have been received in the absence of such withholding or deduction or tax (including in the absence of any additional withholding or deduction or tax in respect of any additional amount payable pursuant to this Section). However, this Section 8.5 will not apply in respect of a tax on the overall net income or capital of a Lender.

8.6                               Obligations of Lenders in respect of Taxes

Each Lender under Tranche B who is not incorporated under the laws of the United States of America or a state thereof but who is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes must deliver to the Borrowers and the Agent two duly completed copies of the United States Internal Revenue Service Form W8BEN or W8ECI or otherwise successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Agreement without any such deduction or withholding. Any such Lender who fails to deliver such forms will not be entitled to benefit from Section 8.5 to the extent that the applicable withholding or deductions would not have been necessary if such forms had been delivered.

9 - Conditions Precedent to Borrowings

9.1                               Conditions Precedent to the Initial Borrowing

The Borrowers may not obtain any Borrowing under the Facilities until the following conditions precedent have been fulfilled to the satisfaction of the Agent, the Co-Agent and the Lenders:

(a)                                  each of the material conditions precedent set out in share purchase agreement referred to in the definition of Material Contracts must have been fulfilled and not waived;

(b)                                 the Transaction must have been completed (except for the payment of the purchase price payable to Domtar Inc.);

(c)                                  all fees and expenses owing by the Borrowers to the Agent and the Lenders at the time of execution of this Agreement must have been paid in full;

(d)                                 the Agent and the Lenders must have received, in form and substance satisfactory to them, each of the following documents:

(i)                                     a copy of the constitutive documents of each of the Borrowers and the Designated Subsidiaries;

(ii)                                  a certificate as to the legal existence of each of the Borrowers and the Designated Subsidiaries;

(iii)                               a copy of the documents evidencing the authority and attesting to the authenticity of the signatures of the Persons acting on behalf of each of the Borrowers and the Designated Subsidiaries;

(iv)                              the Security Documents required to be provided pursuant to Article 10;

(v)                                 a copy of each of the Material Contracts;

(vi)                              a compliance certificate in the form of Schedule ”D”, showing compliance with the financial covenants herein, as of September 30, 2006, but giving effect to the Transaction;

(vii)                           financial forecasts for the operations of Cascades for its next five fiscal years, on an adjusted consolidated basis;

(viii)                        a Borrowing Base report in the form of Schedule ”E”, as of September 30, 2006, but giving effect to the Transaction;

(ix)                                a certificate of the Chief Financial Officer of Cascades confirming that there is no Default hereunder and setting out the sources and uses of the funds required to complete the Transaction (including the amount of the purchase price payable thereunder);

(x)                                   the documents evidencing the cancellation of the facilities provided for under the 2005 Cascades Credit Agreement and the 2006 Norampac Credit Agreement, and authorizing the agents under such agreements to release the security granted pursuant thereto;

(xi)                                a certificate evidencing the insurance coverage required to be maintained by the Credit Parties pursuant to this Agreement;

(xii)                             a certificate of the secretary of Cascades with respect to the governmental and regulatory approvals and third party consents required to be obtained for the Transaction; and

(xiii)                          legal opinions addressed to the Agent and the Lenders from counsel to the Credit Parties and counsel to the Agent, relating to such matters as the Agent and the Lenders may reasonably require.

9.2                               Conditions Precedent to all Borrowings

The Borrowers may not obtain any Borrowing or convert or renew any Borrowing:

(a)                                  if the Agent has not received timely notice of such Borrowing, conversion or renewal; or

(b)                                 if a Default has occurred and is continuing or would occur after giving effect to such Borrowing, conversion or renewal.

Each notice of Borrowing or of the renewal or conversion of a Borrowing constitutes a certification by the Borrowers that no Default has occurred and is continuing or would occur after giving effect thereto.

9.3                               Waiver of Conditions Precedent

The conditions precedent provided for in this Article 9 are for the sole benefit of the Agent and the Lenders. The Agent and the Lenders may waive such conditions precedent, in whole or in part, with or without conditions, without prejudice to any other rights that they might have against the Borrowers and any other Person.

9.4                               Termination of this Agreement

If all of the conditions precedent provided for in Section 9.1 have not been fulfilled or waived on or before January 31st, 2007, this Agreement will then terminate.

10 – Security

10.1                        Guarantees

Each Borrower must guarantee in favour of the Agent and the Lenders the performance of all obligations of the other Borrowers under the Facilities and the Hedging Agreements and each Designated Subsidiary must guarantee in favour of the Agent and the Lenders the performance of all obligations of the Borrowers under the Facilities and the Hedging Agreements.

10.2                        Security over Current Assets

To secure the performance of the obligations of the Borrowers under the Facilities (other than the Additional Revolving Facility) and the Hedging Agreements, each of the Borrowers and the Designated Subsidiaries that owns material inventory and accounts receivable must provide in favour of the Agent and the Lenders security over all of its present and future inventory and accounts receivable (including related assets), present and future.

10.3                        Series 1 Charged Fixed Assets

(a)                                  To secure the performance of the obligations of the Borrowers under the Facilities (other than the Additional Revolving Facility) and the Hedging Agreements, Cascades Canada Inc. and Cascades Fine Papers Group Inc. must provide in favour of the Agent and the Lenders security over the tissue plants of Cascades Canada Inc. located at 467 Marie-Victorin, Kingsey Falls, Quebec and 75 Marie-Victorin, Candiac, Quebec as well as the fine paper plant of Cascades Fine Papers Group Inc. located at 455 Rolland, St-Jérôme, Quebec, including related assets (together with other fixed assets which may become subject to the Security pursuant to this Section 10.3, the “Series 1 Charged Fixed Assets”).

(b)                                 For Borrowing Base purposes, the market value of the Series 1 Charged Fixed Assets will be determined by the Agent and the Co-Agent initially using a market value amount of $282,500,000, which amount represents the mid-point of the estimated values determined by Ernst & Young Orenda Corporate Finance Inc. in their valuation report dated December 15, 2005.

(c)                                  After the date hereof, Cascades will have the option, but not the obligation, to increase the Series 1 Charged Fixed Assets component of the Borrowing Base by providing, or causing Designated Subsidiaries to provide, security over other fixed assets acceptable to the Majority Lenders by an amount equal to the market value of such assets as determined by a valuation report to be furnished to the Agent and the Co-Agent prior to the grant of the related security.

(d)                                 If, at any time after the date of this Agreement, the Majority Lenders have reasonable grounds to believe that the market value of the Series 1 Charged Fixed Assets has reduced below the most recent amount determined pursuant to this Section 10.3 (or below $405,000,000 if such most recent amount is greater than $405,000,000), Cascades will provide to the Agent and the Co-Agent, within 30 days from a request by the Agent and the Co-Agent, a valuation report on such assets.

(e)                                  From the date a valuation report is provided to the Agent and the Co-Agent and until such time a new valuation report is so provided pursuant to this Section 10.3, the market value of the Series 1 Charged Fixed Assets will be determined for Borrowing Base purposes on the basis of the most recent valuation.

(f)                                    If there has been a decrease in the market value of the Series 1 Charged Fixed Assets or if a Credit Party proposes to sell assets which are part of the Series 1 Charged Fixed Assets, Cascades will have the option, but not the obligation, to provide or to cause Designated Subsidiaries to provide security over other fixed assets acceptable to the Majority Lenders to increase at a higher level (or to maintain at its current level in the event of a proposed sale) the market value of the Series 1 Charged Fixed Assets component of the Borrowing Base. The market value of such other fixed assets will be determined on the basis of a valuation report which Cascades undertakes to provide to the Agent and the Co-Agent at the time of any request made to the Majority Lenders pursuant to this paragraph. For greater certainty, (i) no such sale may be made unless same is otherwise permitted by Section 13.3(b) and (ii) from the date of any such sale, the market value of the fixed assets so sold will no longer be included in the Series 1 Charged Fixed Assets component of the Borrowing Base.

10.4                        Series 2 Charged Fixed Assets

(a)                                  After the date hereof, Cascades will have the option, but not the obligation, to use (and, thereafter, to increase) the fixed assets component of paragraph (d) of the definition of Borrowing Base by providing or causing Designated Subsidiaries to provide security over fixed assets (other than Series 1 Charged Fixed Assets) acceptable to the Majority Lenders (together with other fixed assets which may become subject to the Security pursuant to this Section 10.4, the “Series 2

Charged Fixed Assets”). The Security over the Series 2 Charged Fixed Assets will secure the performance of the obligations of the Borrowers under the Facilities (other than the Additional Revolving Facility) and the Hedging Agreements.

(b)                                 For Borrowing Base purposes, the market value of Series 2 Charged Fixed Assets will be determined by the Agent and the Co-Agent initially using a valuation report to be furnished by Cascades to the Agent and the Co-Agent prior to the grant of the related security.

(c)                                  If at any time after Series 2 Charged Fixed Assets have become subject to the Security, the Majority Lenders have reasonable grounds to believe that the market value of the Series 2 Charged Fixed Assets has reduced below the most recent amount determined pursuant to this Section 10.4, Cascades will provide to the Agent and the Co-Agent, within 30 days from a request by the Agent and the Co-Agent, a valuation report on such assets.

(d)                                 From the date a valuation report is provided to the Agent and the Co-Agent and until such time a new valuation report is so provided pursuant to this Section 10.4, the market value of the Series 2 Charged Fixed Assets will be determined for Borrowing Base purposes on the basis of the most recent valuation.

(e)                                  If there has been a decrease in the market value of the Series 2 Charged Fixed Assets or if a Credit Party proposes to sell assets which are part of the Series 2 Charged Fixed Assets, Cascades will have the option, but not the obligation, to provide or to cause Designated Subsidiaries to provide security over other fixed assets acceptable to the Majority Lenders to increase at a higher level (or to maintain at its current level in the event of a proposed sale) the market value of the Series 2 Charged Fixed Assets component of the Borrowing Base. The market value of such other fixed assets will be determined on the basis of a valuation report which Cascades undertakes to provide to the Agent and the Co-Agent at the time of any request made to the Majority Lenders pursuant to this paragraph. For greater certainty, (i) no such sale may be made unless same is otherwise permitted by Section 13.3(b) and (ii) from the date of any such sale, the market value of the fixed assets so sold will no longer be included in the Series 2 Charged Fixed Assets component of the Borrowing Base.

10.5                        Fixed Assets Valuation Report

Any valuation report to be provided to the Agent and the Co-Agent pursuant to Sections 10.3 and 10.4 must be prepared by an independent appraiser acceptable to the Majority Lenders and be accompanied by (and take into account the contents of) an environmental review by a consultant acceptable to the Majority Lenders.

10.6                        Insurance

The Borrowers will cause the Agent (or its representative) to be named as loss payee on all insurance policies relating to the property and assets covered by the Security. Each policy covering immovable property and equipment must contain a “mortgage clause”.

10.7                        Security for Hedging Agreements

(a)                                  The Agent will act as agent for the Lenders in their capacity as counterparties under Hedging Agreements (hereafter, the “hedging lenders”) for all purposes of the Security Documents, including the enforcement thereof. For such purposes, the provisions of Articles 17, 18 and 19 (adapted accordingly) will also apply to the hedging lenders. However, until termination and repayment in full of the Facilities, the claims of the hedging lenders will not be taken into account in the calculation of the Majority Lenders, including in any situation where a decision regarding the Security has to be made by the Majority Lenders.

(b)                                 The rights of the Lenders and the hedging lenders under the Security will rank pari passu, but only to the extent of an aggregate maximum amount of $100,000,000 in respect of the claims of the hedging lenders under Hedging Agreements (such amount to be calculated as provided in Section 10.7(c)). Any excess will rank after the rights of the Lenders under the Facilities. Any proceeds of realization of the Security to be distributed to the hedging lenders will be allocated among them pro rata to their claims (irrespective of the dates of the related agreements or transactions).

(c)                                  Each hedging lender will calculate its claim under any Hedging Agreement in accordance with normal market practices (using the mark-to-market method whenever applicable) and after giving effect to any close-out, netting arrangement or right of set-off provided by contract or permitted by law.

(d)                                 The Hedging Agreements secured by the Security will include Hedging Agreements made with a hedging lender who is (or was) a Lender at the time of the entering into of such Hedging Agreement as well as Hedging Agreements made prior to this Agreement with counterparties that are Lenders as at the date hereof. For greater certainty, the Security will continue to secure the obligations of any Borrower to any hedging lender under Hedging Agreements after termination and repayment in full of the Facilities.

10.8                        Validity and Contents of Security Documents

The Security must be valid, perfected and first-ranking at all times with respect to all property intended to be covered thereby, subject however to Permitted Liens. Each Security Document must be in form and substance satisfactory to the Agent and remain valid and in force at all times. The Security Documents will include such legal opinions, Lien searches and certificates of location or surveys as the Agent may reasonably require.

10.9                        Exceptions for certain Credit Parties

Notwithstanding any other provision of the Credit Documents, but except as otherwise provided in agreements subsequent to the date hereof, (i) the obligations of each of Cascades Europe and Cascades Germany under the Credit Documents will exclude any obligation of any other Credit Party, and (ii) none of Cascades Europe and Cascades Germany will be required to guarantee the performance of any obligation of the other Borrowers or to provide security over its inventory and accounts receivable.

10.10                 Release of the Security

In the event of a disposition to a non-Credit Party permitted by and complying with Section 13.3(b) of property subject to the Security, the Agent will be authorized to release the Security with respect to such property and to execute on behalf of the Lenders any instrument evidencing such release.

11 - Representations and Warranties

Each of the Borrowers represents and warrants that:

11.1                        Corporate Existence and Capacity

Each of the Credit Parties

(a)                                  is a Person duly constituted and organized, validly existing and in good standing under the laws of the jurisdiction of its constitution;

(b)                                 has all requisite corporate or other power necessary to own its assets and carry on its business as now being or as proposed to be conducted; and

(c)                                  is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could have a Material Adverse Effect.

11.2                        Authorization and Validity

Each Credit Party has all necessary power, authority and legal right to execute, deliver and perform its obligations under the Credit Documents to which it is a party, has duly authorized by all necessary action the execution, delivery and performance of its obligations under such Credit Documents and has duly and validly executed and delivered the Credit Documents to which it is a party. The obligations of each Credit Party under the Credit Documents to which it is a party constitute legal, valid and binding obligations, enforceable against such Credit Party in accordance with their terms.

11.3                        No Breach

The execution and delivery of the Credit Documents and the performance by the Credit Parties of their respective obligations thereunder will not conflict with, result in a breach of or require any consent under, the constitutive documents or by-laws of any Credit Party, or any applicable law or regulation in any material respect, or any order or decision of any court or governmental authority or agency, or any agreement (including the Cascades Indenture and the Norampac Indenture) to which any Credit Party is a party or by which it or any of its property is bound.

11.4                        Approvals

Except for filings or registrations required to perfect the Security, no authorization, approval or consent of, nor any filing or registration with, any governmental or regulatory authority or agency, is necessary for the execution, delivery or performance by each Credit Party of the Credit Documents to which it is a party or to ensure the legality, validity or enforceability thereof.

11.5                        Compliance with Laws and Permits

Each of the Credit Parties is in substantial compliance in all material respects with all laws and regulations applicable to it and its business and assets, including Environmental Laws. Each of the Credit Parties holds all material permits, licenses, approvals, consents and other authorizations required under all such laws and regulations to own its assets and to carry on its business as now being or as proposed to be conducted.

11.6                        Title to Assets

The assets of the Credit Parties, taken as a whole, are not subject to title defects or restrictions which could materially and adversely impair their value or normal use. The Credit Parties own or have rights of use for all property and assets (including intellectual property) necessary to carry on their businesses.

11.7                        Litigation

There are no legal or arbitration proceedings at law or in equity, or any proceedings by or before any governmental or regulatory authority or agency, or, to the best of its knowledge, any claim or investigation by any such authority or agency or under Environmental Laws, or any labor disputes, now pending or, to the best of its knowledge, threatened against any of the Credit Parties or any of their properties or rights that, if adversely determined, could have a Material Adverse Effect.

11.8                        No Default

No Default has occurred and is continuing.

11.9                        Solvency

Each of the Credit Parties is Solvent.

11.10                 Taxes

Each of the Credit Parties has filed all income tax returns and all other material tax returns and paid all taxes material in their amount that are required to be filed or paid by them. The charges, accruals and reserves on the books of the Credit Parties in respect of taxes and other governmental charges are adequate.

11.11                 ERISA and Pension Plans

Each Plan and each other pension or employee benefit plan of any Credit Party is in compliance in all material respects with the applicable provisions of ERISA, the US Revenue Code and any other applicable law. No Credit Party has any material unfunded liability under any pension plan on an ongoing or termination basis.

11.12                 Margin Stock Restrictions

None of the Credit Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, of buying or carrying margin stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any margin stock. “Margin stock” herein has the meaning specified in Regulations U and X of the Board of Governors of the Federal Reserve System of the United States.

11.13                 Investment Company Act

None of the Credit Parties is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940 of the United States, as amended.

11.14                 Restriction on Payments

Except as provided in the Cascades Indenture and the Norampac Indenture, none of the Credit Parties is subject to any law, regulation, agreement or legal impediment that prohibits, restricts or imposes any condition upon the ability of a Credit Party to pay Distributions or to make or repay loans or advances.

11.15                 Corporate Structure and Location of Assets

The Corporate Structure Chart contains a complete and correct list of all of the Subsidiaries of Cascades and indicates (i) the jurisdiction of formation of each such entity, (ii) each Person holding ownership interests in each such entity, (iii) the nature of the ownership interests held by each such Person and the percentage of ownership represented by such ownership interests, (iv) the location of the registered and chief executive offices of each Credit Party that must provide Security, (v) any prior name (including any pre-merger corporate name) of each such Credit Party and (vi) the jurisdictions where the material inventory and accounts receivable of each such Credit Party are located.

11.16                 Financial Statements and Fiscal Year

The last audited financial statements of Cascades are complete and correct and fairly present the consolidated financial condition and results of operation of Cascades as at their stated date, all in accordance with GAAP. Except as reflected or disclosed in such financial statements, none of the Credit Parties has on the date hereof any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that have not been disclosed in writing to the Agent and the Lenders. The fiscal year of each of the Credit Parties ends on December 31 of each year.

11.17                 No Material Change

There has been no Material Adverse Change since September 30th, 2006.

11.18                 True and Complete Disclosure

The information, reports, financial statements and documents furnished or to be furnished by or on behalf of the Credit Parties to the Agent or any Lender in connection with the negotiation, preparation, execution, delivery or performance of the Credit Documents, when taken as a whole, do not and will not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

12 - Affirmative Covenants

12.1                        General Covenants

Each of the Borrowers will, and will cause each of the other Credit Parties to:

(a)                                  Legal Existence – subject to Section 13.3, preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises;

(b)                                 Legal Compliance – substantially comply in all material respects with the requirements of all laws and regulations applicable to it and its business and assets (including Environmental Laws) and with all orders of governmental or regulatory authorities;

(c)                                  Payment of Taxes – pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property or assets prior to the date on which penalties or interest attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

(d)                                 Maintenance of Property – maintain all of its properties and assets used or useful in its business in good working order and condition, ordinary wear and tear excepted;

(e)                                  Material Agreements – perform its obligations under and preserve and maintain in force all agreements to which it is a party that are necessary for or material to its operations and business;

(f)                                    Insurance – insure and keep insured its property, assets and business, and will maintain business interruption and civil liability (including product and environmental liability) insurance for such coverage as a prudent administrator would obtain for similar property, assets and businesses, in each case, with financially sound and reputable insurance companies;

(g)                                 Records – keep adequate records and books of account, in which complete entries will be made in accordance with GAAP; and

(h)                                 Access – permit representatives of the Agent and any Lender, upon reasonable prior notice and during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its properties or assets, and to discuss its business and affairs with its officers and auditors.

12.2                        Use of Proceeds and Compliance with Indenture Limitations

(a)                                  The Borrowers will use the proceeds of the Facilities only for the purposes permitted under this Agreement. The Borrowers will not use any Facility to finance any private or public tender offer for the shares or other securities of a Person whose governing body has not approved such offer (“hostile take-over”).

(b)                                 The Borrowers will ensure that the outstanding Borrowings hereunder will not at any time exceed the maximum amount permitted under the Cascades Indenture and the Norampac Indenture.

12.3                        USA Patriot Act

Promptly, following a request by any Lender, the Borrowers will provide all documentation and other information which such Lender may reasonably request in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering laws and regulations, including the USA Patriot Act (Title III of Pub. L. 107-56) (the “Act”). The Borrowers authorize any Lender to request and obtain such information from any Person. The Borrowers also acknowledge that they have been notified that each Lender is required under the Act to obtain, verify and record information which allows such Lender to identify each Borrower in accordance with the Act.

12.4                        Further Assurances

Each of the Borrowers will, and will cause each of the other Credit Parties to, cooperate with the Lenders and the Agent and execute such further instruments and documents as the Agent may reasonably request to carry out to its satisfaction the transactions contemplated by the Credit Documents.

12.5                        Representations and Warranties

Each of the Borrowers will ensure that all representations made in this Agreement are true and correct at all times, except for representations made as of a date expressly stated therein.

13 - Negative Covenants

Each of the Borrowers covenants and agrees that:

13.1                        Negative Pledge

None of the Credit Parties will create, incur, assume or suffer to exist any Lien on their present and future property or assets except for the Security and Permitted Liens.

13.2                        Indebtedness

None of the Credit Parties other than Cascades will create, incur, assume or permit to exist any Funded Debt other than:

(a)                                  indebtedness to the Agent and the Lenders under the Credit Documents;

(b)                                 indebtedness among the Credit Parties;

(c)                                  indebtedness permitted to be secured by Permitted Liens;

(d)                                 indebtedness under Hedging Agreements provided same are not made for speculative purposes;

(e)                                  indebtedness under the Cascades Indenture and the Norampac Indenture;

(f)                                    indebtedness up to aggregate outstanding amount for all Credit Parties other than Cascades not exceeding at any time $45,000,000; and

(g)                                 existing indebtedness not exceeding $25,000,000 specified in the list of permitted indebtedness dated December 29, 2006 and delivered to the Lenders concurrently with the execution of this Agreement (as extended or renewed, as the case may be) and any future indebtedness incurred for the purposes of refinancing any such existing indebtedness but only up to the amount to be refinanced.

13.3                        Limitations on Fundamental Changes

None of the Credit Parties will:

(a)                                  enter into any transaction of merger or amalgamation, or liquidate, wind up or dissolve itself, except that any Credit Party may merge or amalgamate with a Borrower or any other Credit Party provided that the following conditions are fulfilled:

(i)                                     no Default occurs as a result of the merger or amalgamation;

(ii)                                  if any of the merging or amalgamating entity is a Borrower or a Designated Subsidiary, the surviving or amalgamated entity executes and delivers to the Agent all such documents as may be necessary or advisable to confirm that such entity is bound as successor of the merging or amalgamating entities by all Credit Documents to which such entities were parties;

(iii)                               if the surviving or amalgamated entity is a Credit Party other than a Borrower, such Credit Party must be a Designated Subsidiary, if any of the merging or amalgamating entities includes a Designated Subsidiary;

(iv)                              the Agent has been provided prior to or concurrently with the merger or amalgamation with satisfactory evidence of compliance with the requirements of clauses (i), (ii) and (iii) including such financial information, certificates, documents and legal or other professional opinions as the Agent may reasonably request; and

(v)                                 a seven-day prior notice is given to the Agent in the case of an amalgamation or merger involving a Borrower.

(b)                                 sell, lease, transfer or otherwise dispose of, in one transaction or a series of related transactions to any Person (in each case, a “disposition”), any property (other than inventory sold in the ordinary course of business), except for the following dispositions (in each case, provided that no Default occurs as a result of the disposition):

(i)                                     a disposition of property with a value of less than $15,000,000;

(ii)                                  a disposition to another Credit Party provided the conditions of paragraph (a) above are fulfilled (as if the disposition were a merger and the transferee were the surviving entity) and provided further that if the disposition relates to substantially all of the property of the transferor, the latter (if not a Borrower) may wind-up or dissolve itself after completion of such disposition;

(iii)                               a disposition to any other Person (other than pursuant to a Securitization or Factoring Program), provided that the disposition is made for a consideration at least equal to the fair market value of the related property, at least 75% of the consideration is paid in cash and the available cash proceeds of the disposition are used to permanently reduce the Facilities on a pro rata basis; for purposes of the foregoing, the available cash proceeds of a disposition are the cash proceeds of such disposition (net of related expenses and payments made to repay indebtedness secured by Liens on the property sold), less the portion of such cash proceeds which has been reinvested (or segregated for reinvestments pursuant to binding commitments) in Credit Parties within 360 days from the date of the disposition; and

(iv)                              dispositions of accounts receivable pursuant to a Securitization or Factoring Program to the extent such accounts receivable are not generated by a disposition of inventory subject to the Security made after the occurrence of an Event of Default specified in Section 16.1(f) or Section 16.1(g) or after the date the indebtedness of the Borrowers hereunder becomes repayable pursuant to a notice given under Section 16.2 and provided that no account receivable subject to a Securitization or Factoring Program (in whole or in part) will be included in the Borrowing Base, it being understood however that accounts receivable permitted to be disposed pursuant to this clause (iv) will be excluded from the Security from the date of any such permitted disposition;

(c)                                  carry on any business, directly or indirectly, other than the businesses currently carried on by them and activities ancillary or reasonably related thereto (the “core business”), or make any investment (other than investments referred to in clauses (ii) and (iii) of Section 13.4(b)) in a non-Credit Party who is not in the same line of business as the core business, provided that businesses other than the core business may be carried on by Credit Parties and by non-Credit Parties in which investments are made to the extent that the aggregate of the combined assets of such Credit Parties and of the value of all such investments in such non-Credit Parties does not at any time exceed 5% of Cascades’ Net Tangible Assets, provided however that the foregoing limitation will not apply to the investments made by Cascades in Boralex Inc. prior to the date of this Agreement.

13.4                        Investments

(a)                                  None of the Credit Parties will, directly or indirectly, make any investment in any Person who is not a Credit Party, if such investment would result in the aggregate amount of all investments made after February 5, 2003 in non-Credit Parties being in excess of 5% of Cascades’ Net Tangible Assets.

(b)                                 However, the foregoing limitation will not apply to (i) investments funded from the proceeds of any issue of equity made by Cascades after February 5, 2003, (ii) temporary cash or cash equivalent investments made for cash management purposes, and (iii) loans and advances to employees in an aggregate amount not exceeding $5,000,000 at any time.

13.5                        Distributions

(a)                                  None of the Credit Parties will make any Distribution (other than a direct or indirect Distribution to a Credit Party) if there is a Default or if such Distribution could result in a Default or if, after giving effect to the Distribution, the aggregate amount of all Distributions made from January 1, 2007 to non-Credit Parties were to exceed 50% of the adjusted consolidated net income of Cascades for the period from January 1, 2007 to the end of its most recent fiscal quarter (treated as one accounting period) plus the sum of (i) the proceeds of any new issue of equity made by Cascades during the same period up to the portion of same which is not used to finance the Transaction or fund investments in non-Credit Parties, and (ii) $25,000,000.

(b)                                 However, the foregoing limitation will not apply to (i) Distributions made pursuant to stock option plans and other plans or agreements with or for the benefit of employees or directors up to an aggregate amount not exceeding $7,500,000 per fiscal year and (ii) ordinary course of business Distributions on Cascades’ shares and open market purchases of Cascades’ shares pursuant to stock buyback programs, up to an aggregate amount of $25,000,000 per fiscal year.

13.6                        Transactions with Related Parties

None of the Credit Parties will engage in any material transactions with any related party on terms and conditions not less favourable in any material respect to the relevant Credit Party than those that could be obtained on an arm’s length basis from unrelated third parties, provided that the foregoing requirement will not apply to transactions among the Credit Parties.  For the purposes of this Section 13.6, (i) related party means, with respect to a Person, another Person that Controls or is Controlled by or is under common Control with the relevant Person, and (ii) the definition of Control must be read replacing 50% by 20%.

14 - Financial Ratios

14.1                        Funded Debt to Capitalization Ratio

Cascades must maintain at all times, on an adjusted consolidated basis, a Funded Debt to Capitalization Ratio of not more than (i) 65% until June 30, 2008; and (ii) 60% thereafter.

14.2                        Interest Coverage Ratio

Cascades must maintain at all times, on an adjusted consolidated basis, an Interest Coverage Ratio not less than (i) 2.25:1.00 until December 31, 2007 and (ii) 2.50:1.00 thereafter.

15 - Reporting Requirements

15.1                        Annual Reporting

The Borrowers will deliver to the Agent, for distribution to the Lenders, as soon as possible and, in any event, within 90 days after the end of each fiscal year of the Borrowers:

(a)                                  the unqualified audited annual financial statements of Cascades, on a consolidated basis and the unaudited annual financial statements of Cascades, on an adjusted consolidated basis;

(b)                                 the unaudited annual financial statements of each of the other Borrowers on a consolidated basis;

(c)                                  the annual business plans and annual operating and capital budgets for the current fiscal year of Cascades, on a consolidated and adjusted consolidated basis; and

(d)                                 the unaudited annual financial statements of each of the businesses operated with the fixed assets subject to the Security.

15.2                        Quarterly Reports

The Borrowers will deliver to the Agent, for distribution to the Lenders, as soon as possible and, in any event within 60 days after the end of each fiscal quarter (including the fourth quarter):

(a)                                  the unaudited financial statements of Cascades for the relevant fiscal quarter, on a consolidated and adjusted consolidated basis;

(b)                                 the unaudited financial statements for the relevant fiscal quarter of each of the other Borrowers on a consolidated basis;

(c)                                  the unaudited financial statements for the relevant quarter of each of the businesses operated with the fixed assets subject to the Security;

(d)                                 a compliance certificate relating to the covenants herein in the form of Schedule ”D” (with sufficient details to reconcile the financial statements with the calculation base of the financial covenants);

(e)                                  a Borrowing Base report in the form of Schedule ”E”; and

(f)                                    copy of any filing with securities regulators.

15.3                        ERISA

Cascades US will inform the Agent as soon as possible, and in any event within 10 days after it knows or has reason to believe that any of the events or conditions specified below has occurred or exists (and will provide a copy of any report or notice required to be filed with or given to PBGC:

(a)                                  any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, unless the 30-day notice requirement in respect thereof has been waived by the PBGC;

(b)                                 a notice of intent to terminate any Plan or any action taken by a Credit Party to terminate any Plan, provided notice of intent to terminate is required pursuant to Section 4041(a)(2) of ERISA;

(c)                                  the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; and

(d)                                 the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the US Revenue Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if security has not been provided in accordance with the provisions of these Sections.

15.4                        Reporting from Time to Time

The Borrowers will promptly notify the Agent of any Default and deliver to the Agent any auditor letter highlighting issues or deficiencies that, if not addressed or corrected, could reasonably result in a Material Adverse Change. The Borrowers will also furnish the Agent all information, documents and records and allow any enquiry, study, audit or inspection that the Agent may reasonably request in connection with the business, financial condition, property, assets or prospects of the Credit Parties, or to verify compliance with the obligations of any of the Credit Parties under any Credit Document.

15.5                        Hedging Agreements, Securitization and Factoring

(a)                                  The Borrowers will provide to the Agent, concurrently with the compliance certificates required to be delivered pursuant to Section 15.2, a report listing all outstanding Hedging Agreements and specifying the counterparties, notional amounts, dates, maturities and marked-to-market value of all such agreements.

(b)                                 Prior to or concurrently with the coming into effect of any Securitization or Factoring Program (or any material amendment thereto), Cascades will provide to the Agent (i) a description of such program (or of such material amendment), such description to include the criteria permitting the identification of the accounts receivable subject to the program as well as the amount and term of any such program, and (ii) an update (giving effect to the program or the amendment) of the most recent Borrowing Base report delivered pursuant to Section 15.2(e).

16 - Events of Default and Remedies

16.1                        Events of Default

The occurrence of one or more of the following events constitutes an event of default (“Event of Default”) under the Credit Documents:

(a)                                  a Borrower defaults in the payment when due of any amount owing under any Facility in respect of principal, interest or acceptance fee, or defaults for more than five Business Days in the payment of any other amount owing under a Credit Document or an Hedging Agreement with a Lender;

(b)                                 anyone or more of the Credit Parties (i) fails or fail to make a payment or payments exceeding in the aggregate $30,000,000 in respect of any obligation or obligations (other than the Facilities), when and as due, or (ii) is or are in default under the Cascades Indenture or the Norampac Indenture and, in each case, such failure or default continues after the applicable notice or grace period, if any;

(c)                                  any representation, warranty or certification made or deemed made by a Credit Party in any Credit Document proves to be false or misleading as of the time made in any material respect;

(d)                                 any of the provisions of Article 10 is not complied with;

(e)                                  any of the covenants contained in Article 14 and Sections 15.1 and 15.2 is not complied with;

(f)                                    a Credit Party becomes unable to pay its debts generally as such debts become due or is adjudicated bankrupt or insolvent;

(g)                                 a Credit Party (i) applies for or consents to or is the subject of an order for the appointment of a receiver, interim receiver, trustee (or any Person performing similar functions) in respect of itself or of all or a substantial part of its assets, (ii) makes a general assignment for the benefit of its creditors, (iii) takes advantage of any law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or (iv) takes any action for the purpose of effecting any of the foregoing;

(h)                                 a proceeding is commenced or any similar action is taken against a Credit Party seeking (i) its bankruptcy, reorganization, liquidation, dissolution, arrangement or winding-up, or similar relief, (ii) the appointment of a receiver, interim receiver, trustee (or any Person performing similar functions) in respect of itself or of all or any substantial part of its assets, or (iii) the seizure or the attachment of, or the enforcement of remedies on, any part of the assets of the Credit Parties having a value of more than $30,000,000 and, in each case, such proceeding (or similar action) is not dismissed or withdrawn after a period of 60 days, provided that such grace period will apply only if such proceeding (or action) is diligently contested in good faith and does not disrupt the business or normal operations of the Credit Party concerned;

(i)                                     a Credit Party defaults in the performance of any of its other obligations under a Credit Document and such default continues unremedied for a period of 30 days after notice by the Agent to the Borrowers;

(j)                                     the Control of Cascades is acquired by any Person (or by a group of Persons acting in concert) other than Bernard Lemaire, Laurent Lemaire or Alain Lemaire (the term “Control” being read for the purposes of this Section 16.1(j) by referring only to clauses (i) through (iv) of the definition of Control in Section 1.1); or

(k)                                  a Material Adverse Change.

16.2                        Remedies

If an Event of Default occurs and is continuing, the Agent may, on giving a notice to the Borrowers take any one or more of the following actions:

(a)                                  terminate the right of the Borrowers to use the Facilities;

(b)                                 declare all indebtedness of the Borrowers under the Credit Documents to be immediately payable and demand immediate payment of the whole or part thereof; and

(c)                                  exercise all of the rights and remedies of the Agent and the Lenders including their rights and remedies under any Credit Document;

provided that all indebtedness of the Borrowers under the Credit Documents will automatically become due and payable without any notice upon the occurrence of any Event of Default specified in Section 16.1(f) or Section 16.1(g).

17 - Equality Among Lenders

17.1                        Distribution among Lenders

Any payment received by the Agent on account of the Facilities, including any amount received through the exercise of any right of set-off and the enforcement of any Security, must be distributed among the Lenders proportionately to the amount of the indebtedness owing to them hereunder and which is then payable. Any such distribution must be made forthwith but no later than the Business Day following the date of receipt of the payment.

17.2                        Other Security

No Lender may take any Security or Lien in connection with the Facilities or Hedging Agreements except in accordance with Article 10.

17.3                        Direct Payment to a Lender

Subject to the other provisions of this Agreement permitting direct payment to Lenders, if a Lender receives, otherwise than through the Agent, a payment on account of the Facility (including any payment received through the exercise of any right of set-off), such Lender will remit the payment to the Agent, for distribution among all Lenders.

17.4                        Adjustments

If, at any time, the amount of Borrowings owing to a Lender under any Facility compared to the aggregate amount of all outstanding Borrowings under such Facility is not proportional to such Lender’s Commitment under the Facility, expressed as a percentage, the Agent may (and will, after termination of the Facilities) make from time to time such adjustments as may be necessary in order that the outstanding Borrowings under the applicable Facility are in the proportions of the Commitments of the Lenders under such Facility and the Lenders will make all such payments as the Agent may direct to give full effect to such adjustments. The Borrowers will be bound by such adjustments.

18 - The Agent, the Co-Agent and The Lenders

18.1                        Appointment of the Agent and the Co-Agent

Each Lender irrevocably appoints the Agent and the Co-Agent to exercise on its behalf the rights and powers delegated to the Agent or the Co-Agent (as applicable) hereunder and authorizes each of the Agent and the Co-Agent to take any action necessary for the performance of its duties. Whenever acting in such capacity, the Agent or the Co-Agent (as applicable) represents and binds all Lenders.

18.2                        Restrictions on the Powers of the Lenders

No Lender may exercise individually the rights and powers delegated to the Agent or the Co-Agent, including the enforcement of remedies after the occurrence of an Event of Default.

18.3                        Security Documents

The Agent is authorized to hold any Security on behalf of the Lenders and to execute in their name any Security Document. For greater certainty, the Agent is authorized to act as representative (fondé de pouvoir) of the Lenders (notwithstanding that the Agent is also a Lender) for the purposes of any hypothec granted by any Credit Party pursuant to article 2692 of the Civil Code of Quebec to secure debentures or similar instruments issued for the benefit of the Lenders pursuant to the Security.

18.4                        Action by the Agent or Co-Agent

The duties of each of the Agent and the Co-Agent are limited to those specifically conferred upon it in the Credit Documents. Except as otherwise provided, the Agent or the Co-Agent is not required to exercise any discretion or to take any action under the Credit Documents, unless it has been so required by the Majority Lenders (or by all Lenders where the consent of all Lenders is required). In no event, will the Agent or the Co-Agent be required to exercise any right or power, if in its judgment, doing so would contravene any Credit Document or applicable law or where the Agent or the Co-Agent determines that the indemnity provided in Section 18.6 may not be available or adequate.

18.5                        Enforcement Measures

Any legal proceedings and enforcement measures on behalf of the Lenders will be taken by the Agent; at the Agent’s request, all Lenders must join the Agent in such proceedings or enforcement measures.

18.6                        Indemnification

Each Lender will indemnify each of the Agent and the Co-Agent (and their directors, officers, employees and agents), proportionately to its respective Commitment, from and against all losses suffered or liabilities or expenses incurred by the Agent or the Co-Agent of any kind or nature when exercising its rights and powers, save any losses, liabilities or expenses resulting from the wilful misconduct or gross negligence of the Agent or the Co-Agent (or their directors, officers, employees or agents).

18.7                        Reliance on Reports

The Agent will be entitled to make any determination of the Borrowing Base and of any Applicable Margin or Rate based on the most recent reports or certificates furnished by any Borrower in relation to such matters.

18.8                        Liability of the Agent or the Co-Agent

The Agent or the Co-Agent (as applicable) will only be liable to the Lenders for willful misconduct or gross negligence, and will have no liability as a consequence of a failure of any Person to fulfil its obligations or any action authorized by the Majority Lenders (or by all Lenders where the consent of all Lenders is required). The Agent or the Co-Agent (as applicable) will be entitled to assume that there exists no Default, unless the Agent has been notified in writing of the existence of a Default.

18.9                        Liability of Lenders

Each Lender acknowledges that it has been and will continue to be solely responsible for making its own independent appraisal and investigation of the financial condition of the

Borrowers and any other Credit Party, and for the assessment of the risks arising from the Facilities. No Lender may rely on the Agent or the Co-Agent in this regard nor will the Agent or the Co-Agent be responsible for ensuring the validity or enforceability of any Credit Document.

18.10                 Rights of the Agent or Co-Agent as Lender

In its capacity as Lender, each of the Agent and the Co-Agent has the same rights as the other Lenders and may exercise such rights independently of its role as Agent or Co-Agent; unless the context otherwise requires, the expression “Lender” also refers to the Lender which is the Agent or Co-Agent.

18.11                 Sharing of Information

(a)                                  The Lenders may share with each other any information held by them regarding the financial condition, business or property of any Credit Party or relating to matters contemplated by the Credit Documents or the Hedging Agreements.  The Lenders may provide such information on a confidential and need-to-know basis to any financial institution which is an assignee or a prospective assignee of Commitments or a participant in the Facilities.

(b)                                 Each of the Agent and the Co-Agent may disclose to any agency or organization that assigns standard identification numbers to credit facilities such basic information describing the Facilities as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such information and instructed to make available to the public only such information as such person normally makes available in the course of its business of assigning identification numbers. In addition, but after consultation with Cascades, each of the Agent and the Co-Agent may provide to Loan Pricing Corporation or other recognized publishers of information for circulation in the loan market information of the type customarily provided by financial institutions to Loan Pricing Corporation.

18.12                 Competition

Subject to the other provisions of this Agreement, the Agent, the Co-Agent and each of the Lenders may enter into other transactions with any Credit Party and they are not required to notify each other of such transactions.

18.13                 Successor Agent or Co-Agent

Each of the Agent and the Co-Agent may resign by giving notice thereof to the Borrowers and to the Lenders. Each of the Agent and the Co-Agent may also be replaced by the Majority Lenders following its failure to perform its obligations under this Agreement. The resignation or replacement of the Agent or the Co-Agent will be effective 30 days after the appointment by the Majority Lenders of a successor Agent or the Co-Agent from among the

Lenders. Promptly after being so appointed, any successor Agent or the Co-Agent must give notice thereof to the Borrowers and the Lenders. From the effective date of its appointment, any successor Agent or Co-Agent will be vested with all the rights, powers and duties of the Agent or Co-Agent under the Credit Documents.

19 - Decisions, Waivers and Amendments

19.1                        Amendments and Waivers by the Majority Lenders

Subject to Section 19.2, the provisions of the Credit Documents may be amended or waived, and consents thereunder may be given, only by an instrument signed by the Agent and the Co-Agent, with the approval of the Majority Lenders, and in the case of an amendment, also signed by the relevant Credit Party.

19.2                        Amendments and Waivers by Unanimous Approval

Except as otherwise expressly provided in this Agreement, an amendment, waiver or consent that relates to any of the following matters must be made or given by an instrument signed by the Agent and the Co-Agent, with the prior consent of all Lenders, and in the case of an amendment, also signed by the relevant Credit Party:

(a)                                  the extension of the maturity date of any Facility;

(b)                                 any increase in the amount of any Facility or in the Commitment of any Lender;

(c)                                  any postponement of the due date, any subordination or any reduction of any amount payable hereunder;

(d)                                 the reduction of any interest rate, discount rate or fee;

(e)                                  the release or subordination of any portion of the Security; and

(f)                                    the definition of the “Majority Lenders” and the provisions of Section 9.1, Section 13.1, Sections 16.1(a), 16.1(f) and 16.1(g), Article 17, Article 18, Article 19 and Section 20.3.

19.3                        Amendments relating to the Agents or an Issuing or Swingline Lender

No amendment affecting the rights and obligations of the Agent, the Co-Agent or an Issuing Lender or a Swingline Lender may be made without the consent of the Agent, the Co-Agent or such Issuing Lender or a Swingline Lender (as applicable).

20 - Miscellaneous

20.1                        Books and Accounts

The Agent will keep books and accounts evidencing the transactions made pursuant to this Agreement. Absent manifest error, such books and accounts will be deemed to represent accurately such transactions and the indebtedness of the Borrowers.

20.2                        Determination

In the absence of manifest error, any determination made by the Agent of the amounts payable hereunder will be conclusive and binding upon the Lenders and the Borrowers.

20.3                        Prohibition on Assignment by Borrowers

No Borrower may assign its rights under this Agreement.

20.4                        Assignments and Participations

(a)                                  A Lender (the “assignor”) may assign, in whole or in part, its Commitment under the Facilities, including outstanding Borrowings owing to it, to any Person who makes purchases or otherwise invests in commercial loans in the ordinary course of its business (the “assignee”). The assignment must be made in an instrument substantially in the form of Schedule ”F”. The assignor must pay to the Agent, for its own account, an assignment fee of $3,500. When the assignment becomes effective, the assignee will become a Lender and will benefit from the rights and be liable for the obligations of the assignor, proportionally to the assigned Commitment, and, to the same extent, the assignor will be released from its obligations. The assignor and the assignee will be liable for all expenses incurred by the Agent in connection with such assignment.

(b)                                 No partial assignment of a Commitment may be made (i) if the residual amount of the Commitment of the assignor or if the total Commitment of the assignee is less than $10,000,000 or (ii) in the case of the assignment of a Commitment under the Revolving Facility, if the assigned portion is not allocated among Tranches A, B and C in the same proportion as the Commitment of the assignor.

(c)                                  Concurrently with any assignment in favour of an assignee who is not, at the time of the assignment, party to this Agreement, the Borrowers and the Designated Subsidiaries must acknowledge that the assignee is entitled to the benefit of the Security.

(d)                                 Each assignment by a Lender is subject to the prior consent of the Agent, of any Issuing Lender and of any Swingline Lender, and, if made at a time when no Default is continuing, to the prior consent of the Borrowers (which consents will not be unreasonably withheld). However, no such consent will be required if the assignee is another Lender or an Affiliate of the assignor.

(e)                                  Sections 20.4(a) to (d) do not apply to (i) a participation that a Lender may grant to another financial institution or to an assignment by way of security to a Federal Reserve Bank provided that no such participation or assignment will release any Lender of its obligations under the Credit Documents or confer upon any participant any right against the Agent, and (ii) an assignment made after Default to effect any adjustment required to be made pursuant to Section 17.4.

(f)                                    No assignment or participation made at the time when no Default is continuing may increase for any Borrower the costs of the Borrowings pursuant to Section 8.5.

20.5                        Designated Lenders

(a)                                  With the written consent of the Agent (which will not be unreasonably withheld), a Lender (the “designating Lender”) may designate one of its Affiliates or another Lender or an Affiliate thereof (the “designated Lender”) for the purposes of making available its Commitment in respect of Tranche B or Tranche C. Upon its acceptance of the designation and as long as such designation has not been terminated, the designated Lender (if not already a Lender) will be deemed to be a Lender for all purposes of the Credit Documents, with a Commitment (or an additional Commitment if it is already a Lender) corresponding to the portion of the applicable Tranche to be made available to it and with the designating Lender’s Commitment under the Revolving Facility being reduced accordingly. No such designation will reduce the obligations of the designating Lender under any Tranche in which it remains a Lender, including as a result of an increase in its Commitment due to a reallocation made pursuant to Section 2.2.

(b)                                 A designating Lender may not make an assignment of its Commitment under the Revolving Facility without terminating the designation prior to making the assignment. For greater certainty, the assignee may also avail itself of the provisions of Section 20.5(a). A designated Lender may not make an assignment in respect of the Tranche which is the subject of the designation. Any termination of a designation will result in the outstanding Borrowings owing to the designated Lender in respect of the Tranche which was the subject of the designation being automatically assigned to its designating Lender (notwithstanding anything to the contrary in Section 20.4 but subject to Section 20.4(f)), with the designating Lender being obligated to pay to the designated Lender the price of the assignment in accordance with their agreement relating to the designation.

(c)                                  Each of Canadian Imperial Bank of Commerce, Caisse centrale Desjardins, Citibank, N.A., Canadian Branch, BNP Paribas (Canada), The Toronto-Dominion Bank, JPMorgan Chase Bank, N.A., Rabobank Nederland, Canadian Branch and Wachovia Capital Finance Corporation (Canada) designates as its designated

Lender its Affiliate specified below its name on the signature pages of this Agreement for the purposes of making available its Commitment in respect of Tranche B or Tranche C (as applicable). Each such designated Lender hereby accepts the designation made by its designating Lender.

(d)                                 Sections 20.4(c) and 20.4(f) will apply to any designation of a designated Lender made after the date of this Agreement, as if the designation were an assignment and the designated Lender were an assignee.

20.6                        Notes

At the request of a Lender, any Borrower will execute in favour of such Lender a note evidencing its indebtedness to such Lender under this Agreement.

20.7                        Costs and Expenses

The Borrowers must pay on demand the amount of all reasonable costs and expenses (including legal and other professional fees) incurred by the Agent and the Co-Agent in connection with the implementation of the Facilities and the preparation, negotiation, execution, syndication and administration of the Credit Documents, as well as the reasonable costs and expenses incurred by the Agent or the Lenders in connection with the enforcement of, or the preservation of any rights under, any Credit Document.

20.8                        No Waiver

The omission by the Agent or any Lender to exercise any of its rights will not be deemed to be a waiver of the exercise of any such right subsequently. The omission by the Agent or any Lender to notify any Credit Party of the occurrence of a Default will not be deemed to be a waiver of the right of the Agent or of such Lender to avail itself of such Default.

20.9                        Irrevocability of Notices of Borrowings

No Borrower may cancel a notice of Borrowing, conversion, renewal, reduction or prepayment. The Borrower concerned must indemnify the Lenders in respect of any loss resulting from its failure to act in accordance with such notice.

20.10                 Set-off

If an Event of Default occurs and is continuing, the Agent and each Lender are authorized to set off and to apply any and all deposits held for any Credit Party against any amount due and payable by any Credit Party under the Credit Documents.

20.11                 Indemnification

(a)                                  If any law, regulation, administrative decision or guideline or decision of a Court (i) increases the cost of the Facilities for any Lender or (ii) reduces the income receivable by any Lender from the Facilities (including, without limitation, by reason of the imposition of reserves, taxes or requirements as to the capital adequacy of such Lender but in no event by reason of taxes on the overall net income of a Lender), such Lender may send to the Borrower concerned a statement indicating the amount of such additional cost or reduction of income; in the absence of manifest error, this statement shall be conclusive evidence of the amount of such additional cost or reduction of income and the Borrower concerned must pay forthwith said amount to such Lender.

(b)                                 The Borrowers must pay on demand the amount of any breakage cost and other loss suffered by a Lender as a result of the conversion or repayment of a Borrowing before the maturity date of its period, irrespective of the cause of such conversion or repayment (including a repayment resulting from a demand for payment after the occurrence of an Event of Default). In the absence of manifest error, a statement prepared by the affected Lender indicating the amount of such cost or other loss and the method by which same was calculated will be binding and conclusive.

(c)                                  The Borrowers must indemnify the Agent, the Co-Agent, the Lenders, their Affiliates and their respective officers, directors, employees and agents (each, an “indemnitee”) and hold them harmless from and against all losses, liabilities, claims, damages or expenses (including costs to defend any claim) suffered or incurred by or made against any of them in any manner whatsoever arising from or related to the Credit Documents or the transactions contemplated thereby (including the use of the proceeds from any Borrowing or as a result of any Default or non-compliance by any Credit Party with any Environmental Laws or of any claim under Environmental Laws in connection with the operations of, or any property owned or operated by, any Credit Party). The foregoing indemnity will not however apply as to any indemnitee to losses, liabilities, claims, damages or expenses resulting from the gross negligence or wilfull misconduct of such indemnitee or from a breach in bad faith by such indemnitee of its obligations under a Credit Document.

20.12                 Mitigation of costs

Each Lender will use its best efforts to avoid any additional cost or reduction of income for which a Borrower is required to indemnify such Lender pursuant to Section 20.11(a). However, nothing herein will require any Lender to take any action which would cause such Lender to incur any expense which would not materially reduce any amount to be received pursuant to Section 20.11(a) or which the Lender determines in its sole judgment to be inadvisable for regulatory, competitive or internal management reasons. The Borrowers will reimburse any Lender for any expense incurred by such Lender in taking any action pursuant to this Section 20.12.

20.13                 Corrections of Errors

The Agent is authorized to correct any typographical error or other error of an editorial nature in this Agreement and to substitute such corrected text in the counterparts of this Agreement, provided that such corrections do not modify the meaning or the interpretation of this Agreement and provided that copies of the corrected texts are remitted to each party.

20.14                 Communications

The Agent is entitled to rely in its dealings with any Borrower upon any instruction or notice which the Agent believes in good faith to have been given by a Person authorized to give such instruction or notice or to make the applicable transaction.

20.15                 Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together constitute one and the same instrument. A party may execute this Agreement by signing any counterpart.

20.16                 Waiver of Jury Trial

EACH OF THE BORROWERS, THE AGENT AND THE LENDERS IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS.

21 - Notices

21.1                        Sending of Notices

Unless otherwise provided, any notice to be given to a party in connection with this Agreement will be given in writing and will be given by personal delivery, by a reputable delivery service, by telecopier or (except for any notice pursuant to Article 16) by electronic mail, addressed to the recipient at its address specified in Schedule ”G” hereof or at such other address as may be notified by such party to the others pursuant to this Article.

21.2                        Receipt of Notices

Any notice given by personal delivery or by a delivery service will be conclusively deemed to have been given at the time of such delivery and, if given by telecopier or by electronic mail, on the day of transmittal if before 3:00 p.m. on a Business Day, or on the following Business Day if such transmission occurs on a day which is not a Business Day or after 3:00 p.m. on a Business Day. If the telecopy or electronic transmission system suffers any interruptions by way of a strike, slow-down, a force majeure, or any other cause, a party giving a notice must do so using another means of communication not affected by the disruption.

IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed as of the date and year first above written.

CASCADES INC.

Per:	(s) Christian Dubé

Per:	(s) Allan Hogg

CASCADES USA INC.

Per:	(s) Christian Dubé

Per:	(s) Allan Hogg

CASCADES EUROPE SAS

Per:	(s) Christian Dubé

CASCADES ARNSBERG GMBH

Per:	(s) Christian Dubé

Per:	(s) Allan Hogg

THE BANK OF NOVA SCOTIA, as Agent

Per:	(s) David Angel

NATIONAL BANK OF CANADA, as Co-Agent

Per:	(s) Dominic Albanese

Per:	(s) Roch Ledoux

(the names and signatures of the Lenders are on the next page)

[Signature page – Credit Agreement]

Commitment Amounts		Lenders

1) Revolving Facility:		National Bank of Canada
Tranche A:	$70,000,000
Tranche B:	$10,500,000	per :	(s) Dominic Albanese
Tranche C:	$10,500,000
		per:	(s) Roch Ledoux
2) Additional Revolving
Facility:	$13,999,999
		National Bank of Canada, New York Branch
3) Term Loan:	$75,000,000	(in respect of Tranche B)
		per :	(s) Jeffrey Forgach
Total:	$180,000,000
		per:	(s) Vincent Lima

1) Revolving Facility:		The Bank of Nova Scotia
Tranche A:	$50,000,000
Tranche B:	$7,500,000	per :	(s) David Angel
Tranche C:	$7,500,000
		per:	(s) David Loewen
2) Additional Revolving
Facility:	$10,000,000
		The Bank of Nova Scotia, Atlanta Agency (in respect of Tranche B)
3) Term Loan:	$25,000,000
		per:	(s) Chris J. Allen
Total:	$100,000,000

1) Revolving Facility:
Tranche A:	$66,666,668
Tranche B:	$10,000,000	Canadian Imperial Bank of Commerce
Tranche C:	$10,000,000
		per :	(s) Jens Paterson
2) Additional Revolving
Facility:	$13,333,332	per:	(s) Steve Nishimura
3) Term Loan:	$0

		CIBC Inc., as designated Lender pursuant to
Total:	$100,000,000	Section 20.5 with respect to Tranche B
		per :	(s) Kathryn G. Casparian

[Signature page – Credit Agreement]

Commitment Amounts		Lenders
1) Revolving Facility:		Caisse centrale Desjardins
Tranche A:	$53,333,333
Tranche B:	$8,000,000	per :	(s) France Joyal
Tranche C:	$8,000,000
		per:	(s) Raymond Trempe
2) Additional Revolving
Facility:	$10,666,667
3) Term Loan:	$0	Caisse centrale Desjardins US Branch, as
		designated Lender pursuant to Section 20.5 with
Total:	$80,000,000	respect to Tranche B
		per:	(s) Christian Roy

1) Revolving Facility:		Bank of Montreal
Tranche A:	$33,333,333
Tranche B:	$5,000,000	per :	(s) Bruno Lemay
Tranche C:	$5,000,000
2) Additional Revolving
Facility:	$6,666,667
3) Term Loan:	$0
		Bank of Montreal, Chicago Branch
Total:	$50,000,000	(in respect of Tranche B)
		per :	(s) Christina Burden

[Signature page – Credit Agreement]

Commitment Amounts		Lenders
1) Revolving Facility:		BNP Paribas (Canada)
Tranche A:	$33,333,333
Tranche B:	$5,000,000	per :	(s) Enrico Lamorte
Tranche C:	$5,000,000
		per:	(s) Edouard Sinor
2) Additional Revolving
Facility:	$6,666,667	BNP Paribas, as designated Lender pursuant to
		Section 20.5 with respect to Tranche B and Tranche C
3) Term Loan:	$0
Total:	$50,000,000	per :	(s) Nanette Baudon

		per:	(s) Angela B. Arnold

1) Revolving Facility:		Comerica Bank, Canada Branch
Tranche A:	$33,333,333
Tranche B:	$5,000,000	per :	(s) Omer Ahmed
Tranche C:	$5,000,000
2) Additional Revolving
Facility:	$6,666,667
		Comerica Bank
3) Term Loan:	$0	(in respect of Tranche B and Tranche C)
Total:	$50,000,000	per:	(s) James Lentner

1) Revolving Facility:		The Toronto-Dominion Bank
Tranche A:	$33,333,333
Tranche B:	$5,000,000	per :	(s) Yves Bergeron
Tranche C:	$5,000,000
		per:	(s) Serge Cloutier
2) Additional Revolving
Facility:	$6,666,667
		Toronto Dominion (Texas) LLC, as designated
3) Term Loan:	$0	Lender pursuant to Section 20.5 with respect to
		Tranche B
Total:	$50,000,000
		per :	(s) Debbi L. Brito

[Signature page – Credit Agreement]

Commitment Amounts		Lenders
1) Revolving Facility:		Royal Bank of Canada
Tranche A:	$23,333,333
Tranche B:	$3,500,000	per :	(s) Rod Smith
Tranche C:	$3,500,000

2) Additional Revolving
Facility:	$4,666,667

3) Term Loan:	$0	per:	(s) Dustin Craven

Total:	$35,000,000

1) Revolving Facility:		Deutsche Bank AG, Canada Branch
Tranche A:	$16,666,667	per :	(s) Robert A. Johnston
Tranche B:	$2,500,000
Tranche C:	$2,500,000	per:	(s) Marcellus Leung

2) Additional Revolving
Facility:	$3,333,333	Deutsche Bank AG, New York Branch, with
		respect to Tranche B and Tranche C
3) Term Loan:	$0
		per :	(s) Carin Keegan
Total:	$25,000,000
		per:	(s) Omayra Laucella

1) Revolving Facility:		JPMorgan Chase Bank, N.A., Toronto Branch
Tranche A:	$16,666,667
Tranche B:	$2,500,000	per :	(s) Drew McDonald
Tranche C:	$2,500,000

2) Additional Revolving		JPMorgan Chase Bank, N.A., with respect to
Facility:	$3,333,333	Tranche B

3) Term Loan:	$0
		per :	(s) Drew McDonald
Total:	$25,000,000

[Signature page – Credit Agreement]

Commitment Amounts		Lenders
1) Revolving Facility:		Société Générale (Canada Branch)
Tranche A:	$16,666,667
Tranche B:	$2,500,000	per :	(s) Pierre Matuszewski
Tranche C:	$2,500,000
		per;	(s) Vincent Gonzalez
2) Additional Revolving
Facility:	$3,333,333
		Société Générale, New York Branch, with respect
3) Term Loan:	$0	to Tranche B

Total:	$25,000,000	per :	(s) Nigel Elvey

1) Revolving Facility:		Bank of America, N. A., Canada Branch
Tranche A:	$13,333,333
Tranche B:	$2,000,000	per :	(s) Medina Sales de Andrade
Tranche C:	$2,000,000

2) Additional Revolving		Bank of America, N. A., with respect to Tranche B
Facility:	$2,666,667
		per :	(s) Michael L. Letson, Jr.
3) Term Loan:	$0
Total:	$20,000,000

1) Revolving Facility:		Citibank, N.A., Canadian branch
Tranche A:	$13,333,333
Tranche B:	$2,000,000	per :	(s) Isabelle Côté
Tranche C:	$2,000,000

2) Additional Revolving		Citicorp North America, Inc., as designated
Facility:	$2,666,667	Lender pursuant to Section 20.5 with respect to
		Tranche B
3) Term Loan:	$0
Total:	$20,000,000	per :	(s) John W. Coons

[Signature page – Credit Agreement]

Commitment Amounts		Lenders

1) Revolving Facility:		Rabobank Nederland, Canadian Branch
Tranche A:	$13,333,333
Tranche B:	$2,000,000	per :	(s) Rommel J. Domingo
Tranche C:	$2,000,000
		per:	(s) Anthony H. Liang
2) Additional Revolving
Facility:	$2,666,667	Cooperatieve Centrale Raiffeissen-
		Boerenleenbank B. A. “Rabobank Nederland”
3) Term Loan:	$0	New York Branch, as designated Lender pursuant
		to Section 20.5 with respect to Tranche B
Total:	$20,000,000
		per :	(s) Rebecca O. Morrow
		per:	(s) Ian Reece

1) Revolving Facility:		Wachovia Capital Finance Corporation (Canada)
Tranche A:	$13,333,333
Tranche B:	$2,000,000
Tranche C:	$2,000,000	per :	(s) Carmela Massari

2) Additional Revolving
Facility:	$2,666,667
		Wachovia Bank, National Association, as
3) Term Loan:	$0	designated Lender pursuant to Section 20.5 with
		respect to Tranche B and Tranche C.
Total:	$20,000,000
		per :	(s) John M. Seckel

[Signature page – Credit Agreement]

SCHEDULE “ A ”

APPLICABLE MARGINS OR RATES

Revolving Facility

Rating	Prime, US Base	Acceptance Fee / Libor European Rate/L/C Fee	Stand-By Fee
BBB/Baa2 or Higher	0 bps	65 bps	13 bps
BBB-/Baa3	0 bps	75 bps	15 bps
BB+/Bal	0 bps	95 bps	20 bps
BB/Ba2	25 bps	125 bps	25 bps
BB-/Ba3 or Lower	50 bps	150 bps	35 bps

Term Loan

Rating	Prime, US Base	Acceptance Fee / Libor
BBB-/Baa3 or Higher	0 bps	87.5 bps
BB+/Bal	7.5 bps	107.5 bps
BB/Ba2	37.5 bps	137.5 bps
BB-/Ba3 or Lower	62.5 bps	162.5 bps

Additional Revolving Facility

Prime, US Base	Acceptance Fee /Libor	Stand-By Fee
0 bps	100 bps	25 bps

DETERMINATION OF APPLICABLE MARGIN OR RATE

1.                                       The rates of the margins applicable to Prime Rate, US Base Rate, European Rate and Libor and the rates of the Acceptance Fees, stand-by fees and Letter of Credit fees under the Facilities (the “Rates”) will be determined as set forth in this Schedule.

2.                                       During any day that Cascades has a senior secured long-term debt rating from S&P or Moody’s without third-party credit enhancement (a “Rating”), the applicable Rates will be those which correspond to the Rating in effect at the close of business on such day, as specified in the above grids.  If, on any day, Cascades has a Rating from both of S&P and Moody’s but the two Ratings are not at the same level, then (i) the higher Rating will apply if the Ratings are not more than one level apart, and (ii) the Rating which is at mid-point will apply if the Ratings are more than one level apart; if there is no mid-point level, the higher of the two intermediate Ratings will apply.

3.                                       If, on any day, Cascades has no Rating, then the applicable Rates will be those which correspond to the Rating that would be one level higher than the S&P or Moody’s rating in effect on such day for the senior unsecured long-term debt rating of Cascades; if on any day, Cascades has received different senior unsecured long-term debt ratings from both S&P and Moody’s, then the applicable Rates will be determined using the same formula as in paragraph 2 for differentials in Ratings. If there exists any day that Cascades does not have any Rating or senior unsecured long-term debt rating from S&P and Moody’s, the applicable Rates for such day will be those which correspond to a Rating of lower than BB-/Ba3.

4.                                       Interest and stand-by fees will be calculated, for any day, using the applicable Rate in effect on the relevant day. Acceptance and Letter of Credit fees will be calculated using the Rate in effect on the date such fees are payable. Any change in a Rating resulting in a modification of Rate will give rise to adjustments to Acceptance and Letter of Credit fees previously calculated if the period of calculation extended beyond the date of the modification. The adjustments will apply to the number of days remaining to accrue from the date of the modification. The adjustments will be calculated by the Agent and be payable by the Borrower concerned or the Lenders (as applicable) three Business Days after demand from the Agent.

5.                                       The Applicable Rate will be 66 2/3% of the rate otherwise applicable (as specified in the column governing Letter of Credit fees in the Revolving Facility grid) for fees payable in respect of Letters of Credit securing the performance by the Credit Parties of contracts (including bids) for the supply of goods or services by the Credit Parties to their customers.

6.                                       Rates under the Additional Revolving Facility are as set forth in the grid applicable to such Facility and paragraphs 2, 3 and 4 do not apply to the Additional Revolving Facility.

7.                                       This Schedule does not apply to the Letter of Credit fee applicable to a documentary Letter of Credit. As provided in Section 6.2 of the Credit Agreement, the fee payable in respect of any documentary Letter of Credit will be based on the rate then offered by the applicable Issuing Lender to its customers for similar documentary letters of credit.

SCHEDULE “ B ”

LIST OF DESIGNATED SUBSIDIARIES

Name	Jurisdiction	Shareholder
Cascades Auburn Fiber Inc.	Delaware	Cascades USA Inc.
Cascades Canada Inc.	Canada	Cascades Inc.
Cascades Delaware LLC	Delaware	Cascades USA Inc.
Cascades Diamond, Inc.	Massachusetts	Cascades USA Inc.
Cascades Moulded Pulp, Inc.	North Carolina	Cascades USA Inc.
Cascades Nova Scotia Company	Nova Scotia	3815315 Canada Inc.
Cascades Plastics Inc.	Delaware	Cascades USA Inc.
Cascades Transport Inc.	Canada	Cascades Inc.
Cascades Fine Papers Group Inc.	Canada	Cascades Inc.
Cascades Fine Papers Group Thunder Bay Inc.	Canada	Cascades Fine Papers Group Inc.
Kingsey Falls Investments Inc.	Canada	Cascades Inc.
6265462 Canada Inc.	Canada	Cascades Canada Inc.
Cascades Tissue Group – IFC Disposables Inc.	Tennessee	Cascades Tissue Group – North Carolina Inc.
Cascades Tissue Group – New York Inc.	Delaware	Cascades Tissue Group – North Carolina Inc.
Cascades Tissue Group – North Carolina Inc.	North Carolina	Cascades USA Inc.
Cascades Tissue Group – Oregon Inc.	Delaware	Cascades Tissue Group – North Carolina Inc.
Cascades Tissue Group – Pennsylvania Inc.	Delaware	Cascades Tissue Group – North Carolina Inc.
Cascades Tissue Group – Wisconsin Inc.	Delaware	Cascades Tissue Group – North Carolina Inc.
Cascades Boxboard U.S., Inc.	Delaware	Cascades USA Inc.
Cascades Boxboard Group – Connecticut LLC	Connecticut	Cascades Auburn Fiber Inc.
Cascades Groupe Carton Plat Inc. / Cascades Boxboard Group Inc.	Canada	Cascades Inc.
Cascades Fine Papers Group (Sales) Inc.	Delaware	Cascades Fine Papers Group (USA) Inc.
Cascades Fine Papers Group (USA) Inc.	New York	Cascades USA Inc.
3815285 Canada Inc.	Canada	Cascades Canada Inc.
3815315 Canada Inc.	Canada	Cascades Canada Inc. 3815285 Canada Inc.
Conference Cup Ltd.	Ontario	Garven Incorporated

Name	Jurisdiction	Shareholder
Dopaco Canada, Inc.	Canada	Cascades USA Inc.
Dopaco, Inc.	Pennsylvania	Cascades USA Inc.
Dopaco Limited Partnership	Delaware	General Partner: Dopaco Pacific LLC Limited Partner: Dopaco, Inc.
Dopaco Pacific LLC	Delaware	Dopaco, Inc. Cascades USA Inc.
Garven Incorporated	Ontario	Dopaco Canada, Inc.
Rabotage Lemay Inc.	Québec	Scierie Lemay Inc.
Scierie Lemay Inc.	Québec	6265462 Canada Inc.
W.H. Smith Paper Corporation	New York	Cascades Fine Papers Group (USA) Inc.
Cascades Tissue Group – Arizona Inc.	Delaware	Cascades Tissue Group – North Carolina Inc.
Cascades Tissue Group – Sales Inc.	Delaware	Cascades Tissue Group – North Carolina Inc.
Cascades Tissue Group – Tennessee Inc.	Delaware	Cascades Tissue Group – North Carolina Inc.
Cascades Tissue Group – Pickering Inc.	Canada	Cascades Canada Inc. Holders of preferred shares: Wyant & Company Inc.
Cascades Tissue Group – Maryland LLC	Delaware	Cascades Auburn Fiber Inc.
Cascades Energy Initiative Inc.	Delaware	Cascades USA Inc.
Norampac Inc.	Canada	Cascades Inc.
Norampac New York City Inc.	New York	Norampac Holding US Inc.
Norampac Leominster Inc.	Massachusetts	Norampac Holding US Inc.
Norampac Finance US Inc.	Delaware	Norampac Holding US Inc.
Norampac Industries Inc.	New York	Norampac Finance US Inc.
Norampac Holding US Inc.	Delaware	Cascades USA Inc.
3815251 Canada Inc.	Canada	Cascades Inc.
Norampac Schenectady Inc.	New York	Norampac Holding US Inc.
Norampac Nova Scotia Company	Nova Scotia	3815251 Canada Inc.
Norampac Delaware LLC	Delaware	Cascades Inc.
Norampac Thompson Inc.	Connecticut	Norampac Holding US Inc.
New C-Corp	Canada	Cascades Inc.

SCHEDULE “ C ”

NOTICE OF BORROWING
[CONVERSION OR RENEWAL]

[  Date  ]

The Bank of Nova Scotia
720 King Street West, 4th Floor
Toronto, Ontario  M5V 2T3

Attention:  Director

RE: Credit Agreement dated as of December 29, 2006

Sirs:

Reference is made to the above-mentioned Credit Agreement entered into between, inter alia, the undersigned and the Lenders mentioned therein.

We confirm our request for a Borrowing [or for a conversion or renewal] to be made on [date], the details of which are as follows:

•              Applicable Tranche or Facility:

•              Form of Borrowing: [Prime Rate, Acceptances, US Base Rate Loan, Libor Loan in US Dollars or Libor Loan in Euros]

•              Amount:

•              Date of Borrowing: [or of conversion or renewal]

•              Period:

On the date hereof, we certify that the representations and warranties set forth in the Credit Agreement are still true and correct in all material respects and that no Default has occurred and is continuing.

[Name of the Borrower concerned]

Per:

Note:      This form (adapted accordingly) may also be used for a notice of repayment.

SCHEDULE “ D ”

COMPLIANCE CERTIFICATE

[  Date  ]

The Bank of Nova Scotia
40 King Street West
Scotia Plaza, 62nd Floor
Toronto, Ontario  M5W 2X6

Attention:  Managing Director

RE: Credit Agreement dated December 29, 2006

Reference is made to the above-mentioned Credit Agreement entered into between, inter alia, Cascades Inc. (“Cascades”) and the Lenders mentioned therein. I am the Chief Financial Officer of Cascades and I hereby certify in such capacity that, to the best of my knowledge, but after reasonable enquiry, the representations and warranties set forth in the Credit Agreement are still true and correct in all material respects and that no Default has occurred and is continuing.

I also certify that, on the last day of the last fiscal quarter of Cascades:

1.                                       the Funded Debt to Capitalization Ratio of Cascades calculated in accordance with the Credit Agreement, was • to 1.00;

2.                                       the Interest Coverage Ratio of Cascades, calculated in accordance with the Credit Agreement, was • to 1.00.

3.                                       The amount of the Net Tangible Assets of Cascades, calculated in accordance with the Credit Agreement, was $•.

4.                                       During such fiscal quarter, there was no disposition of property or assets with a value of more than $15,000,000 (other than inventory sold in the ordinary course of business) [except for the dispositions described in the attached annex, which also contains the details of the consideration received and the use of proceeds].

5.                                       The aggregate amount of the Borrowings outstanding under the Credit Agreement did not exceed the maximum amount permitted under the Cascades Indenture and the Norampac Indenture.

The details of all calculations supporting the above statements are set forth in the attached annex which also contains a list of all Subsidiaries of Cascades which have become Designated Subsidiaries after the date of the Credit Agreement.

SCHEDULE “ E ”

BORROWING BASE REPORT

[  Date  ]

The Bank of Nova Scotia
40 King Street West
Scotia Plaza, 62nd Floor
Toronto, Ontario  M5W 2X6

Attention:  Managing Director

RE: Credit Agreement dated as of December 29, 2006

Reference is made to the above-mentioned Credit Agreement entered into between, inter alia, Cascades Inc. (“Cascades”) and the Lenders mentioned therein. I am the Chief Financial Officer of Cascades and I hereby certify in such capacity that:

1.                                       As at [date], the Borrowing Base (expressed in Dollars) amounted to $•. The calculation has been made in accordance with the requirements of the Credit Agreement and the details of such calculation are set forth in the annex attached hereto.

2.                                       The Borrowing Base has been calculated on the basis of qualifying inventory located in Canada and [•] and qualifying accounts receivable due per customers located in Canada, the United States [and •]. For purposes of such calculation, the location of an account receivable is the billing address of the relevant customer.

3.                                       The attached annex also contains a breakdown by Credit Party and by country of the inventory and accounts receivable included in the Borrowing Base. The breakdown also specifies the accounts receivable included in the Borrowing Base which are insured under a credit insurance policy which qualifies for Borrowing Base purposes.

4.                                       The inventory of the Credit Parties included in the Borrowing Base is still located in the jurisdictions specified for such Credit Parties in the Corporate Structure Chart [except for the following].

[If any Securitization or Factoring Program is outstanding, the annex must also contain information permitting the Lenders to identify the classes of accounts receivable which are subject to such program and to distinguish such accounts receivable from those included in the Borrowing Base.]

SCHEDULE “ F ”

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT entered into in                           , on this            day of                , between                                                             (the “Assignor”) and                                                             (the “Assignee”).

WHEREAS a credit agreement has been entered into as of December 29, 2006 among Cascades Inc., Cascades USA Inc., Cascades Europe SAS and Cascades Arnsberg GMBH, as Borrowers, The Bank of Nova Scotia, as Agent, National Bank of Canada, as Co-Agent, and the Lenders (as amended and supplemented from time to time, the “Credit Agreement”);

WHEREAS the Assignor is a Lender under the Credit Agreement;

WHEREAS, as provided in the Credit Agreement, the Assignor has Commitments in respect of the Facilities, with $                     being allocated to Tranche A, with $                     being allocated to Tranche B, and with $                     being allocated to Tranche C, with $                     being allocated to the Term Loan and with $                     being allocated to the Additional Revolving Facility;

WHEREAS a Lender may assign, in whole or in part, its Commitments with respect to the Facilities to any other financial institution pursuant to Section 20.4 of the Credit Agreement;

WHEREAS the Assignor proposes to assign to the Assignee all of its rights under the Credit Agreement in respect of a portion of the Assignor’s Commitments, such assigned portion to be in the amount of $                     in respect of Tranche A, in the amount of $                     in respect of Tranche B, in the amount of $                     in respect of Tranche C, in the amount of $                     in respect of the Term Loan and in the amount of $                     in respect of the Additional Revolving Facility (the “Assigned Amounts”), together with a corresponding portion of the Borrowings owed to the Assignor, and the Assignee proposes to accept such assignment and assume the corresponding obligations of the Assignor;

NOW, THEREFORE, the parties hereto agree as follows:

1.                                      Definitions

Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement.

2.                                      Assignment

The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor (the “Assigned Rights”) under the Credit Agreement to the extent of the Assigned Amounts. This assignment will not result in a novation of the portion of the Borrowings owed to the Assignor which is hereby assigned to the Assignee.

3.                                      Assumption

The Assignee hereby accepts such assignment and assumes all of the obligations of the Assignor (the “Assigned Obligations”) under the Credit Agreement to the extent of the Assigned Amounts, including, for greater certainty, the corresponding portion of the obligations of the Assignor under the Facilities.

4.                                      Effective Date

This Agreement will come into effect on                            (the “Effective Date”).

5.                                      Rights and Obligations of the Parties

Upon the execution and delivery of this Agreement by the Assignor and the Assignee and the consent hereto by [the Borrowers] and the Agent:

i)                                         the Assignee will, as of the Effective Date, have the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with Commitments in respect of the Facilities in an amount equal to the Assigned Amounts, with $                     being allocated to Tranche A, with $                     being allocated to Tranche B, with $                     being allocated to Tranche C, with $                     being allocated to the Term Loan and with $                     being allocated to the Additional Revolving Facility;

ii)                                      the Commitment of the Assignor in respect of the Facilities will, as of the Effective Date, be reduced by like amounts and the Assignor will be released from its obligations under the Credit Agreement to the extent of the Assigned Obligations which are assumed by the Assignee; and

iii)                                   the Assignee will, as of the Effective Date, be bound by and entitled to the full benefit of the Credit Agreement and of the other Credit Documents (including the Security Documents) to the extent of the Assigned Rights and Assigned Obligations as if it were an original party thereto.

6.                                      Payments

From the Effective Date, the Agent will make all payments in respect of the Assigned Rights to the Assignee, whether such amounts have accrued prior to or after the Effective Date. The Assignor and the Assignee will make directly between themselves their own arrangements relating to the payment by the Assignee to the Assignor of the price of assignment or to the payment of adjustments (if any) on account of interest and fees accrued prior to or after the Effective Date.

7.                                      Non-Reliance on Assignor

The Assignor makes no representation in connection with, and will have no responsibility with respect to the solvency or financial condition or statements of any Credit Party or of any other Person, or the validity and enforceability of the Credit Documents. The

Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the financial condition of any Credit Party or of any other Person.

8.                                      Representations

The Assignee represents and warrants to the Borrowers that this assignment will not increase for the Borrowers the costs of the Borrowings pursuant to Section 8.5 of the Credit Agreement. The Assignee and the Assignor represent and warrant to one another, and also to the Borrowers, the Agent and the other Lenders that they have the capacity, right and power to execute this Agreement and to perform the obligations resulting therefrom, [that they are Affiliates] and that they have taken all necessary action to authorize the execution of this Agreement. The Assignor represents and warrants to the Assignee that the Assignor has not granted any Lien on and has not assigned the Assigned Rights to any other Person.

9.                                      Warranty

Subject to Section 8, this assignment is made without any warranty, express or implied, from the Assignor.

10.                               Existing Lender

The rights and obligations of the Assignee resulting form this Agreement are in addition to, and not in substitution for, the rights and obligations that the Assignee may otherwise have as Lender under the Credit Agreement.

11.                               Governing Law

This Agreement will be governed by and construed in accordance with the laws of the Province of Quebec.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in the place and on the date mentioned on the first page hereof.

[ASSIGNOR], as Lender	[ASSIGNEE]

By:	By:
Title:	Title:

The Agent and the Borrowers consent to this Agreement. Each of the Borrowers and the Designated Subsidiaries acknowledges and agrees that the Security granted by it in favour of the Agent and the Lenders will also benefit the Assignee.

[Names of the Borrowers]

By:
Title:

THE BANK OF NOVA SCOTIA, acting as Agent

By:
Title:

[Names of the Designated Subsidiaries]

By:
Title:

SCHEDULE “ G ”

ADDRESSES FOR NOTICE PURPOSES

[NTD:  TO BE UPDATED ONCE LIST OF LENDERS HAS BEEN DETERMINED.]

The Bank of Nova Scotia, as Agent

For purposes of all notices of utilization, conversion, renewals or repayment and the delivery of the financial information pursuant to Article 15:		For all other purposes: 40 King Street West Scotia Plaza, 62nd Floor Toronto, Ontario M5W 2X6
720 King Street West, 4th Floor
Toronto, Ontario M5V 2T3		Attention:	Corporate Banking – Loan Syndication
		Fax:	(416) 866-3329
Attention:	IBD Loan Administrative and
Agency Services
Fax:	(416) 866-5991

National Bank of Canada, as Co-Agent		National Bank of Canada, as Lender
c/o National Bank Financial		c/o National Bank Financial
1155 Metcalfe Street		1155 Metcalfe Street
Montreal, Quebec, H3B 4S9		Montreal, Quebec, H3B 4S9

Attention:	Director	Attention:	Director
Fax:	(514) 390-7840	Fax:	(514) 390-7840

The Bank of Nova Scotia, as Lender		Canadian Imperial Bank of Commerce, as
c/o Scotia Capital		Lender
1002 Sherbrooke Street West, 9th Floor		c/o CIBC World Markets
Montreal, Quebec, H3A 3L6		Credit Capital Markets
BCE Place, 8th Floor
Attention:	Director	161 Bay Street
Fax:	(514) 499-5504	Toronto, Ontario, M5J 2S8

		Attention:	Director
		Fax:	(416) 956-6680

Caisse centrale Desjardins, as Lender		Bank of Montreal, as Lender
1, Complexe Desjardins, Suite 2822		c/o BMO Capital Markets
Montreal, Quebec, H5B 1B3		Tour McGill College
1501 McGill College Avenue, Suite 3200
Attention:	Director	Montreal, Quebec, H3A 3M8
Fax:	(514) 281-7083
		Attention:	Director
with a copy to :		Fax:	(514) 282-5920

Caisse centrale Desjardins US Branch
1001 East Hallandale Beach Blvd., Suite 200
Hallandale, Florida 33009-4429

Attention:	Director
Fax : (954) 457-7927

BNP Paribas (Canada), as Lender		Comerica Bank, as Lender
1981 McGill College Ave, 4th Floor		Comerica Tower
Montreal, Quebec, H3A 2W8		1 Detroit Center
500 Woodward Ave.
Attention:	Director	Mail code: 3328
Fax:	(514) 285-2906	Detroit, Michigan, 48226
U.S.A.

		Attention:	Director
		Fax:	(313) 222-3377

The Toronto-Dominion Bank, as Lender		Royal Bank of Canada
c/o TD Bank Financial Group		c/o •
500 rue St-Jacques, 9th Floor		•
Montreal, Quebec, H2Y 1S1		•

Attention:	Director	Attention: •
Fax: (514) 289-0788		Fax: (•)•

Deutsche Bank AG		J.P. Morgan Canada
c/o •		c/o •
•		•
•		•

Attention: •		Attention: •
Fax: (•)•		Fax: (•)•

Société Générale (Canada), as Lender		Bank of America
1501 McGill College Avenue, Suite 1800		c/o •
Montreal, Quebec, H3A 3M8		•
•
Attention:	Director
Fax:	(514) 841-6259	Attention: •
Fax: (•)•

Citibank, N.A. Canadian branch	Rabobank Nederland, Canadian Branch
c/o •	c/o •
•	•
•	•

Attention: •	Attention: •
Fax: (•)•	Fax: (•)•

Wachovia Capital Finance
Corporation (Canada)
c/o •
•
•

Attention: •
Fax: (•)•

[NOTE:   TO BE UPDATED BY LENDERS]

All notices to the Borrowers collectively or to	Cascades Inc.
anyone of them may be addressed to:	404 Marie-Victorin Street
Kingsey Falls, Quebec J0A 1B0

	Attention:	Vice President and Chief Financial
Officer (with a copy to the Vice
President and Corporate Secretary and
to the Treasurer)
	Fax:	(819) 363-5127